As filed with the Securities and Exchange Commission on August 29, 2003

Registration No. 333-106077

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dan River Inc. (Exact name of registrant as specified in its charter)

Georgia	2200	58-1854637
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2291 Memorial Drive

Danville, Virginia 24541

(434) 799-7000

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Harry L. Goodrich

Vice President, Secretary and

General Counsel

Dan River Inc.

2291 Memorial Drive

Danville, Virginia 24541

(434) 799-7000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With a copy to:

Mary A. Bernard

Tracy Kimmel

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036-4003

(212) 556-2100

Approximate date of commencement of proposed exchange offer:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

12¾% Senior Notes due 2009	$157,000,000	95.035%	$149,204,950	$12,071(2)

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.
(2)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2003

Dan River Inc.

Offer to Exchange

$157,000,000

12¾% Senior Notes due 2009

that have been registered under the Securities Act of 1933

for

any and all outstanding 12¾% Senior Notes due 2009

that have not been registered under the Securities Act of 1933

The New Notes

•	The terms of the new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions, exchange offer provisions and additional interest provisions relating to the old notes do not apply to the new notes.

•	The new notes will mature on April 15, 2009. The new notes will bear interest at the rate of 12¾% per year. We will pay interest on the new notes on April 15 and October 15 of each year, beginning October 15, 2003.

•	We may redeem some or all of the new notes at any time at a redemption price equal to 100% of the principal amount thereof plus a make-whole premium set forth in this prospectus. At any time prior to April 15, 2006, we may redeem new notes and old notes, if any outstanding, in an amount equal to up to 35% of the aggregate of the principal amount of the notes originally issued with the net proceeds of certain equity offerings. In addition, we may be required to offer to repurchase new notes and old notes from holders with a portion of our annual excess cash flow, subject to certain conditions. In addition, if we undergo a change of control or sell certain assets, we may be required to offer to repurchase notes from holders.

•	The new notes will be unsecured and will rank equally with our unsecured senior indebtedness and senior to our subordinated indebtedness. The new notes will effectively rank junior to our secured indebtedness, including obligations under our senior credit facility, as well as to any indebtedness or other liabilities, including trade payables, of our subsidiaries. Under certain circumstances, the new notes may be secured by a second priority lien on certain of our assets. As of August 2, 2003, we had $102.7 million of secured indebtedness outstanding and $152.8 million of unsecured senior indebtedness outstanding and our subsidiaries had $0.4 million of indebtedness (excluding $1.0 million of intercompany indebtedness) and other liabilities, including trade payables, outstanding.

•	The new notes will not be listed on any securities exchange. Currently, there is no public market for the new notes.

The Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless extended.

•	All old notes validly tendered and not validly withdrawn pursuant to the exchange offer will be exchanged. For each old note validly tendered and not validly withdrawn pursuant to the exchange offer, the holder will receive a new note having a principal amount equal to that of the tendered old note.

•	Tenders of old notes may be withdrawn at any time before the expiration date of the exchange offer.

•	Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

See “Risk Factors” beginning on page 11 for a discussion of the factors that you should consider in connection with the exchange offer and an exchange of old notes for new notes.

We are not asking you for a proxy, and you are requested not to send us a proxy.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to our offering of the new notes. This prospectus is part of the registration statement. As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the new notes. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Please note that the SEC’s website is included in this prospectus as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which we have already filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 28, 2002, filed on February 21, 2003;

i

•	Quarterly Reports on Form 10-Q for the quarters ended March 29, 2003 and June 28, 2003, filed on May 8, 2003 and August 12, 2003, respectively; and

•	Current Reports on Form 8-K filed on February 4, 2003, March 17, 2003, April 16, 2003, April 25, 2003, June 12, 2003, July 23, 2003, August 22, 2003 and August 28, 2003.

We will deliver copies of our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q together with this prospectus. You may also request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, and copies of the indenture and the registration rights agreement at no cost, by writing or calling us at the following address: Dan River Inc., 2291 Memorial Drive, Danville, Virginia 24541, Tel: (434) 799-7000, Attention: Corporate Secretary.

To obtain timely delivery of this information, you must request it no later than five (5) business days before             , 2003, the expiration date of the exchange offer.

You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with additional or different information. We are only offering to exchange the old notes for new notes in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus contains estimates regarding market share, ranking and other similar data, which are based on our internal estimates, independent industry publications, reports by market research firms and/or other published independent sources. In each case, we believe these estimates are reasonable. However, market share, ranking and other similar data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market share, ranking and other similar data. In addition, consumer preferences can and do change.

ii

SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document as well as the information incorporated by reference. In this prospectus, unless the context requires otherwise, references to “Dan River,” “our company,” “we” and “our” refer to Dan River Inc. and its subsidiaries. References to a “fiscal” year refer to our fiscal year, which is the 52- or 53-week period ending on the Saturday nearest to December 31. All fiscal years presented in this prospectus consisted of 52 weeks. References to the “old notes” refer to our unregistered 12¾% senior notes due 2009 and references to the “new notes” refer to our 12¾% senior notes due 2009 which have been registered under the Securities Act.

Our Company

Founded in 1882, we are a leading designer, manufacturer and marketer of products for the home fashions and apparel fabrics markets. We design, manufacture and market a coordinated line of value-added home fashions products consisting of bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies. We also design, manufacture and market a broad range of high quality woven cotton and cotton-blend apparel fabrics. We market our apparel fabrics to a diverse group of customers which use our fabrics in a wide array of finished products, including career apparel, sportswear, dress shirts, home textiles and upholstery. Additionally, we manufacture and sell specialty engineered yarns and woven fabrics for use in making high-pressure hoses and other industrial products. In fiscal 2002 and the six months ended June 28, 2003, we had net sales of $612.9 million and $263.7 million, respectively, compared to $631.1 million and $312.4 million in fiscal 2001 and the six months ended June 29, 2002, respectively.

Home Fashions Products

We believe we have established ourselves as an innovator in merchandising home fashions products and a leader in our targeted complete bed ensemble and juvenile markets. We also target the toddler, young adult and adult markets. Our home fashions products consist of bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies. In fiscal 2002 and the six months ended June 28, 2003, our home fashions segment had net sales of $441.2 million and $185.8 million, representing approximately 72% and 70% of our consolidated net sales, respectively, compared to $469.9 million and $223.2 million, representing 74% and 71% of our consolidated net sales, in fiscal 2001 and the six months ended June 29, 2002, respectively.

We focus on products where we believe we have a competitive advantage as a domestic manufacturer. These include fast-turning, replenishable products at point of sale that require quick response and short lead times. We believe our sophisticated vertical supply chain enables us to bring many of our home fashions products to market within three to four weeks of order placement, in comparison to as much as three to four months for comparable imported products.

We were a leader in introducing to retailers the complete bed ensemble, which we market under the name “Bed-in-a-Bag.” This product packages a comforter with matching sheets, pillowcases, shams and a dust ruffle. These packaged sets result in faster inventory turns and fewer mark-downs and thus a better return on assets for our retail customers, while offering consumers value and convenience. We also manufacture wide-width, yarn-dyed fabrics in short runs in a wide variety of innovative styles, such as woven plaids, for use in home fashions products.

We market our home fashions products to the adult market under the “Dan River” and “Bed-in-a-Bag” names, under private labels of our major retail customers and under licenses from, among others, “Colours by Alexander Julian” and “Lilly Pulitzer.” We have also partnered with key licensors to market home fashions products to the juvenile market using a number of licensed names and trademarks. We also develop and market non-licensed juvenile designs, broadening our penetration of this market. We have recently introduced a toddler bed set program, and we have partnered with Seventeen Magazine and J.C. Penney Co. to develop a product line targeted to the young adult demographic segment. These strategic initiatives now enable us to reach a broad consumer base, including toddlers, juveniles, young adults and adults. In fiscal 2002 and the six months ended June 28, 2003, sales of our complete bed ensembles and juvenile products accounted for approximately 67% and 65% of the net sales attributable to our home fashions segment. We are also a leading supplier to the hospitality sheeting market.

Apparel Fabrics

We are the last full line producer of finished light weight yarn-dyed woven cotton and cotton-blend apparel fabrics in the U.S. We distribute our apparel fabrics primarily to manufacturers of men’s, women’s and children’s clothing under such well-known brand names such as “Arrow,” “Brooks Brothers,” “Group B/Democracy,” “Health-Tex,” “L.L. Bean,” “Lands’ End,” “Lee,” “Levi/Dockers,” “Savane,” “Van Heusen” and “Wrangler” as well as under numerous private labels. Our customers use our apparel fabrics in a wide array of finished products, including career apparel, sportswear, dress shirts, home textiles and upholstery. We believe we enjoy a reputation as a leader in creating new fabric styles and finishes within the apparel fabrics market. In addition to the apparel fabrics products we manufacture in our U.S. facilities, we also manufacture career apparel, as well as sport and dress shirts, at our manufacturing facility in Jilotepec, Mexico. In fiscal 2002 and the six months ended June 28, 2003, our apparel fabrics segment had net sales of $131.5 million and $59.1 million, representing approximately 21% and 22% of our consolidated net sales, respectively, compared to $118.9 million and $68.9 million, representing 19% and 22% of our consolidated net sales, in fiscal 2001 and the six months ended June 29, 2002, respectively.

Engineered Products

Our engineered products consist of coated yarns and woven fabrics manufactured to customer specification for use in such products as high pressure hoses for the automotive industry, conveyer belts and other industrial applications. We are the only U.S. producer to provide both water- and solvent-based adhesive systems. We believe our ability to meet stringent industrial certification standards and to provide domestic sourcing has helped us establish strong relationships with our customers. In fiscal 2002 and the six months ended June 28, 2003, our engineered products segment had net sales of $40.3 million and $18.8 million, representing approximately 7% of our consolidated net sales in each of those periods, compared to $42.3 million and $20.3 million, representing 7% and 6% of our consolidated net sales, in fiscal 2001 and the six months ended June 29, 2002, respectively.

We are a Georgia corporation and our principal executive offices are located at 2291 Memorial Drive, Danville, Virginia 24541. Our telephone number is (434) 799-7000.

New Senior Credit Facility

Concurrently with the closing of the offering of the old notes, we entered into a new senior secured credit facility to replace our then existing credit facility. Our new senior credit facility is secured by a first priority lien in substantially all of our assets and a pledge of substantially all of the stock or other equity interests of our subsidiaries. Our new senior credit facility consists of a $160.0 million revolving credit facility and a $40.0 million term loan. Availability under the revolving credit facility is subject to a borrowing base formula based on our eligible accounts receivable and eligible inventory. The borrowing base was approximately $96.4 million as of August 2, 2003. For more information regarding our new senior credit facility, see “Description of Senior Credit Facility.”

The Exchange Offer

On April 15, 2003, we completed the offering of $157,000,000 aggregate principal amount of our 12¾% senior notes due 2009 in a transaction exempt from registration under the Securities Act. In connection with the offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to commence this exchange offer. Accordingly, you may exchange your old notes for new notes which have substantially the same terms. We refer to the old notes and the new notes together as the notes. The following is a summary of the exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Securities Offered

$157,000,000 aggregate principal amount of our 12¾% senior notes due 2009, registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that the transfer restrictions, exchange offer provisions and additional interest provisions relating to the old notes do not apply to the new notes.

The Exchange Offer

We are offering new notes in exchange for a like principal amount of our old notes. We are offering these new notes to satisfy our obligations under a registration rights agreement which we entered into with the initial purchasers of the old notes. You may tender your outstanding notes for exchange by following the procedures described under the heading “The Exchange Offer.” The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.

Expiration Date; Tenders; Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we extend it. We do not currently intend to extend the exchange offer. However, if we elect to extend the tender offer on one or more occasions, we will not extend the exchange offer for more than an aggregate of 30 days. You may withdraw any old notes that you tender for exchange at any time prior to the expiration date of the exchange offer. We will accept any and all old notes validly tendered and not validly withdrawn on or before the expiration date. See “The Exchange Offer—Procedures for Tendering Old Notes” and “—Withdrawals of Tenders of Old Notes” for a more complete description of the tender and withdrawal period.

Material United States Federal Tax Consequences

Your exchange of old notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. Because the old notes were issued with original issue discount, new notes received in exchange for old notes will be treated as issued with original issue discount. U.S. holders of new notes should be aware that they generally must include original issue discount in gross income in advance of the receipt of cash attributable to that income. See “Material United States Federal Tax Consequences” for a summary of United States federal tax consequences associated with the exchange of old notes for new notes and the ownership and disposition of those new notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	HSBC Bank USA.

Shelf Registration

If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or upon the request of any holder of old notes under certain circumstances, we will be required to file, and use our reasonable best efforts to cause to become effective, a shelf registration statement under the Securities Act which would cover resales of old notes. See “Registration Rights.”

Consequences of Your Failure to Exchange Your Old Notes

Old notes that are not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. Following consummation of the exchange offer, we will not be required to register under the Securities Act any old notes that remain outstanding except in the limited circumstances in which we are obligated to file a shelf registration statement for certain holders of old notes not eligible to participate in the exchange offer pursuant to the registration rights agreement. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes. Interest on any old notes that are not tendered for exchange in the exchange offer will continue to accrue at a rate equal to 12¾% per year.

Consequences of Exchanging Your Old Notes; Who May Participate in the Exchange Offer	Based on interpretations of the staff of the SEC, we believe that you will be allowed to resell the new notes that we issue in the exchange offer if:

•	you are acquiring the new notes in the ordinary course of your business,

•	you are not participating in and do not intend to participate in a distribution of the new notes,

•	you have no arrangement or understanding with any person to participate in a distribution of the new notes, and

•	you are not one of our “affiliates,” as defined in Rule 405 under the Securities Act.

If any of these conditions are not satisfied, you will not be eligible to participate in the exchange offer, you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

In accordance with the foregoing conditions, if you are a broker-dealer that acquired the old notes directly from us in the initial offering and not as a result of market-making activities, you will not be eligible to participate in the exchange offer.

Conditions of the Exchange Offer

Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if in our reasonable judgment:

•	the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer or, in any such action or proceeding, any material adverse development has occurred with respect to us; or

•	we have not obtained any governmental approval which we deem necessary for the consummation of the exchange offer.

The New Notes

The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Dan River Inc.

Securities Offered	$157,000,000 aggregate principal amount of 12¾% Senior Notes due 2009.

Maturity	April 15, 2009.

Interest Rate	12¾% per year (calculated using a 360-day year).

Interest Payment Dates	April 15 and October 15 of each year, beginning on October 15, 2003. Interest will accrue from the issue date of the old notes.

Ranking	The new notes will be our senior unsecured obligations and will:

•	rank equally with our existing and future senior indebtedness;

•	rank senior to all of our future subordinated indebtedness;

•	effectively rank junior to our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	effectively rank junior to all indebtedness and other liabilities, including trade payables, of our subsidiaries.

As of August 2, 2003,

•	we had $102.7 million of secured indebtedness outstanding;

•	we had $152.8 million of unsecured senior indebtedness outstanding; and

•	our subsidiaries had $0.4 million of indebtedness (excluding $1.0 million of intercompany indebtedness) and other liabilities, including trade payables, outstanding.

These amounts do not include approximately $35.9 million that we had available for borrowing under our new senior credit facility which, if borrowed, would have been secured indebtedness.

Guarantees

Our obligations under the notes are not guaranteed by any of our subsidiaries. See “Risk Factors–Claims of creditors of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over holders of the notes.”

Security

The new notes will be unsecured when issued. Upon repayment in full of our term loan indebtedness other than through a refinancing, the notes will be secured by a second priority lien on substantially all of our existing and future domestic real property, equipment and other fixed assets. The lenders under our new senior credit facility hold a first priority lien on those same assets as well as other assets. The liens securing the notes will not extend to any of our inventory, accounts receivable, investment property, cash, other current assets and intellectual property or other intangible assets, although the liens held by the lenders under our new senior credit facility extend to some of such assets. See “Description of the New Notes—Collateral Relating to the New Notes.”

Optional Redemption

At any time, we may redeem some or all of the new notes at a price equal to 100% of their principal amount plus the make-whole premium described under “Description of the New Notes—Redemption—Optional Redemption” plus accrued and unpaid interest to the redemption date.

Optional Redemption After Equity Offerings	At any time and from time to time before April 15, 2006, we may redeem up to 35% of the outstanding notes with the net cash proceeds of certain equity offerings, as long as:

•	we pay 112.750% of the face amount of the notes plus accrued and unpaid interest to the redemption date;

•	we redeem the notes within 120 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of all notes issued under the indenture remains outstanding afterwards.

Excess Cash Flow Offer

Subject to certain conditions, if we have excess cash flow, as defined, at the end of any fiscal year we may be required to offer to purchase a principal amount of the notes equal to a portion of such excess cash flow at a purchase price in cash equal to 100% of the principal amount of such notes plus accrued and unpaid interest to the repurchase date.

Change of Control Offer

Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the notes as described above, you will have the right to require us to repurchase all or a portion of your new notes at a purchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date. We may not be able to repurchase your new notes upon a change of control because we may not have enough funds at that time or the terms of our other indebtedness may prevent us from doing so. See “Description of the New Notes—Change of Control.”

Asset Sale Proceeds

If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior indebtedness or indebtedness of our subsidiaries or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount plus accrued and unpaid interest to the repurchase date.

Certain Indenture Provisions

The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions that these covenants will place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock);

•	make investments;

•	create liens;

•	sell assets;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	engage in transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the New Notes—Certain Covenants.”

Events of Default

The indenture governing the notes contains the following as events of default, which could result in the principal and all accrued and unpaid interest on the notes becoming immediately due and payable:

•	failure to pay interest on any note for a period of 30 days or more after it becomes due and payable;

•	failure to pay the principal of, or premium if any, on any notes when it becomes due and payable;

•	a default upon certain covenants contained in the indenture governing the notes which continues for a period of 60 days or more after we receive notice as provided in the indenture (except for defaults with respect to the mergers, consolidations and sale of assets covenant, which does not require such passage of time requirement);

•	except in limited circumstances, our failure or the failure of our restricted subsidiaries to pay any indebtedness when due, if the amount of such indebtedness is $10 million or more at any one time;

•	judgments in excess of $10 million are rendered against us or certain of our subsidiaries and remain unpaid for a specified period;

•	certain events of bankruptcy affecting us or certain of our subsidiaries;

•	any guarantees of certain of our subsidiaries cease to be effective;

•	a default by us or certain of our subsidiaries under the documents relating to the collateral which adversely affects any lien securing the notes or the collateral and continues for a specified period; and

•	we or any of our restricted subsidiaries contest any agreement related to the collateral or any such agreement ceases to be in full force and effect.

Upon any event of default (except for an event of default relating to bankruptcy), the trustee or holder of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes immediately due and payable. The principal of and accrued interest on all the notes will become immediately due and payable without any action by the trustee or holders of the notes upon an event of default relating to certain events of bankruptcy affecting us or certain of our subsidiaries.

The holders of a majority in principal amount of the notes may waive any default or event of default and its consequences, except for a default in the payment of the principal of or interest on any notes.

You should read the description of the events of default in “Description of the New Notes–Events of Default” for a complete explanation of their terms and exceptions.

Legal Defeasance and Covenant Defeasance

We are permitted under certain circumstances to have our obligations and the obligations of certain of our subsidiaries discharged with respect to the outstanding notes or released with respect to certain covenants contained in the indenture. See “Description of the New Notes–Legal Defeasance and Covenant Defeasance.”

Risk Factors

Investing in the new notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before deciding to tender your old notes in exchange for new notes pursuant to the exchange offer.

Ratio of Earnings to Fixed Charges

The following table shows the ratio of earnings to fixed charges of our company, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

•	income before income taxes plus fixed charges, by

•	fixed charges.

Fixed charges represent interest expense, whether expensed or capitalized, amortization of debt issuance cost and the portion of rental expense representative of the interest factor. For fiscal 2001 and the six months ended June 28, 2003, earnings were insufficient to cover fixed charges by $39.0 million and $16.4 million, respectively.

	Fiscal Year					Six Months Ended June 28, 2003
	1998	1999	2000	2001	2002
Ratio of earnings to fixed charges	2.31x	1.72x	1.53x	—	1.61x	—

RISK FACTORS

You should carefully consider the following information with the other information contained in or incorporated by reference into this prospectus before deciding to tender your old notes in exchange for new notes pursuant to the exchange offer.

Risks Relating to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. As of August 2, 2003, we had $255.5 million of indebtedness outstanding and shareholders’ equity of $209.3 million. On a pro forma basis, after giving effect to the offering of the old notes, our new senior credit facility and the use of the net proceeds from the offering of the old notes and borrowings under our new senior credit facility as of December 30, 2001, we would have had a ratio of earnings to fixed charges of 1.40 for fiscal 2002.

Our substantial amount of indebtedness could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	limit our ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other purposes;

•	increase our vulnerability to adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in the business and industry in which we operate;

•	limit our noteholders’ rights to receive payments under the notes if secured creditors have not been paid;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

•	prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indenture governing the notes.

The terms of the indenture will allow us to incur substantial amounts of additional indebtedness, some of which may be secured, subject to certain limitations. Any such additional indebtedness could increase the risks associated with our substantial leverage. In addition, our obligation to offer to purchase notes and to repay term loan indebtedness with a portion of our excess cash flow could also reduce funds available for operations, future business opportunities or other purposes.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate the cash required to service our debt.

Our ability to make payments on and refinance our indebtedness, including the notes, and to fund our operations will depend on our ability to generate cash in the future. Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations, and will depend upon general economic conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may need to refinance all or a portion of our debt, including the notes, before maturity, seek additional equity capital, reduce or delay scheduled expansions and capital expenditures or sell material assets or operations. We cannot assure you that we will be able to pay our debt or refinance it on commercially reasonable terms, or at all, or to fund our liquidity needs.

If for any reason we are unable to meet our debt service obligations, we would be in default under the terms of our agreements governing our outstanding indebtedness. If such a default were to occur, the lenders under our senior credit facility could elect to declare all amounts outstanding under our senior credit facility immediately due and payable, and the lenders would not be obligated to continue to advance funds under our senior credit facility. If the amounts outstanding under these agreements are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our debt holders, including holders of notes.

The indenture governing the notes and our senior credit facility contain various covenants limiting the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking some corporate actions.

The indenture and our senior credit facility impose significant operating and financial restrictions on us. These restrictions limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock);

•	make investments;

•	create liens;

•	sell assets;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	engage in transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

Our assets may not be sufficient to repay the notes and our senior credit facility if our indebtedness is accelerated.

Our senior credit facility requires us to maintain compliance with certain financial ratios. For a description of these ratios, see “Description of Senior Credit Facility.” Our ability to comply with these ratios may be affected by events beyond our control. Borrowings under our senior credit facility are secured by a first priority lien on substantially all of our assets and a pledge of the stock of some of our subsidiaries. In the event of a default under our senior credit facility, the lenders under the senior credit facility could foreclose on the assets and capital stock pledged to them. See “Description of Senior Credit Facility.”

A breach of any of the covenants contained in our senior credit facility or our inability to comply with the required financial ratios could result in an event of default, which would allow the lenders under the senior credit facility to declare all borrowings outstanding to be due and payable. The lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making debt service payments on the notes. In addition, an event of default or acceleration under the senior credit facility or the indenture could trigger a default under or permit acceleration of some of our other indebtedness. If the amounts outstanding under the senior credit facility, the notes or our other indebtedness were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the banks or to our other debt holders, including you as a noteholder.

Claims of creditors of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over holders of the notes.

None of our subsidiaries are currently guarantors of the notes. Although it is possible that we may in the future become obligated under the indenture to cause one or more of our subsidiaries to guarantee the notes, we do not currently anticipate that any of our subsidiaries will guarantee the notes. Consequently, claims of creditors of our subsidiaries, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including holders of the notes. As of August 2, 2003, our subsidiaries had $0.4 million of indebtedness (excluding $1.0 million of intercompany indebtedness) and other liabilities, including trade payables, outstanding.

We and our subsidiaries may be able to incur substantially more debt, including secured debt.

Subject to the restrictions in our senior credit facility and the indenture governing the notes, we and our subsidiaries may incur significant additional debt, including secured debt that would be effectively senior to the notes. As of August 2, 2003,

•	we had $102.7 million of secured indebtedness outstanding, $152.8 million of unsecured senior indebtedness outstanding, approximately $35.9 million available for borrowing under our senior credit facility, which, if borrowed, would be secured indebtedness, and

•	our subsidiaries had $0.4 million of indebtedness (excluding $1.0 million of intercompany indebtedness) and other liabilities, including trade payables, outstanding.

Although the terms of our senior credit facility and the indenture governing the notes contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with the restrictions could be substantial. If we and our subsidiaries incur significant additional debt, the related risks that we face could intensify.

We cannot assure you that the notes will ever be secured.

If we repay in full all of our term loan indebtedness other than through certain refinancings, the notes may become secured by a second priority lien on certain of our assets described in this prospectus under “Description of the New Notes—Collateral Relating to the New Notes.” There can be no assurance that such circumstances will ever occur or that the notes will ever be secured. In addition, a first priority lien on those same assets ranking prior to the lien in favor of the noteholders will be held by the lenders of our senior credit facility and certain of our other indebtedness. If the notes become secured, the liens will rank junior to the liens granted to the lenders under our senior credit facility and other holders of first priority claims. The liens securing the notes will not extend to any of our inventory, accounts receivable, investment property, cash, other current assets and intellectual property or other intangible assets, or any proceeds therefrom. See “Description of the New Notes—Collateral Relating to the New Notes.”

The collateral securing the notes is subject to control by creditors with first priority liens.

The notes trustee, for the benefit of itself and the noteholders, entered into an intercreditor agreement with us and with the representatives of holders of indebtedness having a first priority claim in the collateral, including the collateral agent under our senior credit facility, for the purpose of establishing the relative priorities of the claims of the creditors in the collateral and establishing their relative rights and remedies in respect of the collateral. The agreement provides that the claims of the noteholders in the assets constituting collateral will rank behind the claims of the lenders under the senior credit facility and other holders of first priority claims in the collateral. The agreement gives the lenders under the senior credit facility and other holders of first priority claims in the collateral certain significant rights with respect to the collateral that the trustee and the noteholders will not have, including the right to make determinations regarding release, disposition or restrictions with respect to the collateral. The trustee and noteholders agreed to waive certain rights with respect to the collateral, including the right to take possession or control of the collateral, otherwise exercise any right in respect of the collateral or receive any proceeds from such collateral. As a result, the claims of the lenders under the senior credit facility in the collateral must be satisfied in full before the noteholders receive any benefit from the collateral. The intercreditor agreement applies both before and during any insolvency proceeding involving Dan River or any of its subsidiaries. Furthermore, any monies collected by the notes trustee on behalf of the noteholders (in an insolvency proceeding or otherwise) must be turned over to the holders of first priority claims in the collateral until those creditors are fully paid.

The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our senior credit facility and other holders of first priority claims in the collateral from time to time, whether on or after the date the notes are issued. Any such exceptions, limitations, imperfections and liens could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

Decisions regarding enforcement of claims in the collateral will, subject to applicable law, be determined exclusively by the creditors holding the first priority claim on the collateral. In particular, the trustee and the noteholders will not be able to exercise any remedies with respect to the collateral or to commence any insolvency proceeding against Dan River or any of its subsidiaries so long as any indebtedness under the credit facility secured by the collateral is outstanding. Interests of holders of the first priority claims may diverge from those of the noteholders. For example, it may be in the best interest of a first priority lienholder to seek an expeditious sale of collateral, while it may be in the best interest of a second priority lienholder to delay the sale. No assurance can be given that noteholders will be able to realize the fair market value of their interest in the collateral.

Proceeds from any sale of the collateral generally will first be used to satisfy payments due to holders of first priority claims. There can be no assurance that the proceeds of any sale of the collateral would be sufficient to satisfy payments due to holders of the notes. If the proceeds from the collateral were not sufficient to pay such amounts, then noteholders would have only an unsecured claim against our remaining assets.

Moreover, any collateral securing the notes will be shared by additional indebtedness, including any additional notes issued under the indenture governing the notes, which may be in an unlimited amount so long as we meet the requirements of the covenant limiting our incurrence of indebtedness and certain other requirements. See “Description of the New Notes—Principal, Maturity and Interest” and “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the notes.

The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of the textile industry, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. In the event of foreclosure on the collateral, the proceeds from the sale of the collateral may not be sufficient to satisfy in full our obligations under any credit facility, the notes and any other senior secured indebtedness. The amount to be received upon such a sale would be dependent upon numerous factors, including but not limited to the timing and manner of the sale. Proceeds from any sale of the collateral generally will be used first to satisfy payments due to holders of first priority liens. If the proceeds from the collateral are not sufficient to pay such amounts, then noteholders will have only an unsecured claim against our remaining assets.

The book value of the collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time in an orderly manner. A significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of the existing operating businesses of us and our subsidiaries. Accordingly, any such sale of the collateral separate from the sale of certain of our and our subsidiaries’ operating businesses may not be feasible or of significant value. To the extent that third parties, including lenders under any credit facility, enjoy liens permitted by the indenture, such third parties will have rights and remedies with respect to the assets or property subject to such liens that, if exercised, could adversely affect the value of the collateral. In addition, in the event of a bankruptcy, the ability of the holders of the new notes to realize upon any of the collateral may be subject to certain bankruptcy limitations.

Bankruptcy law could prevent the trustee from repossessing and disposing of, or otherwise exercising remedies in respect of, the collateral upon the occurrence of an event of default if a bankruptcy proceeding were to be commenced by or against Dan River prior to the trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral.

Under the United States Bankruptcy Code, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection”

may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral. The court may find “adequate protection” if the debtor pays cash or grants additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the new notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent noteholders would be compensated for any delay in payment or loss of the collateral through the requirement of “adequate protection.”

The laws of the jurisdiction in which Dan River’s assets are located contain limitations on foreclosure that could delay or prevent realization pursuant to the security documents or discourage bidders at a foreclosure sale. These limitations may include, among others, (1) the right to reinstate the debt after commencement of foreclosure proceedings by paying any delinquent installments, costs and expenses incurred by the trustee; (2) the right to redeem the property after it has been sold in a foreclosure sale; (3) “one-action” rules which require a creditor to pursue its remedies against a defaulting debtor in a single action, and which, after a creditor determines to pursue a particular remedy, will deny that creditor any other remedy that it may have; and (4) anti-deficiency statutes which prohibit a creditor from seeking a deficiency judgment following a non-judicial foreclosure sale.

An active trading market for the notes may not develop, which could make it difficult to resell your notes at their fair market value or at all.

The new notes are a new issue of securities for which there is currently no public market. We do not intend to list the new notes on any national securities exchange or automated quotation system. Accordingly, no market for the new notes may develop, and any market that develops may not last. If the new notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your new notes at their fair market value or at all.

To the extent that old notes are tendered and accepted in the exchange offer, the trading market for old notes which are not tendered and for tendered-but-unaccepted old notes could be adversely affected due to the limited amount of old notes that are expected to remain outstanding following the exchange offer. Generally, when there are fewer outstanding securities of an issue, there is less demand to purchase that security, which results in a lower price for the security. Conversely, if many old notes are not tendered, or are tendered-but-unaccepted, the trading market for the new notes could be adversely affected. See “Plan of Distribution” and “The Exchange Offer” for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offer.

If you do not exchange your old notes for new notes, you will continue to have restrictions on your ability to resell them, which could reduce their value.

The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale, or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell, or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided in the registration rights agreement.

We may be unable to repurchase the notes upon a change of control or make an excess cash flow offer as required by the indenture.

Upon the occurrence of certain specific change of control events, we must offer to repurchase all outstanding notes. These events may also constitute an event of default under our senior credit facility, which in turn could lead to the acceleration of our indebtedness under the senior credit facility as well as other of our indebtedness. In addition, under certain circumstances we may be required by the terms of the indenture to make an offer to repurchase notes with excess cash flow. In such circumstances, we cannot assure you that we would have sufficient funds available to repay all of our senior indebtedness and any other indebtedness that would become payable upon a change of control and to repurchase all of the notes at the required premium or to repurchase notes with excess cash flow. In addition, our senior credit facility will prohibit, and any future indebtedness may prohibit, our repurchase of the notes in the event of a change of control. Accordingly, we may be unable to satisfy our obligation to purchase the notes unless we are able to refinance or obtain waivers under our senior credit facility or such other indebtedness. Our failure to purchase the notes would be a default under the indenture, which would in turn be a default under our senior credit facility, and could lead to the acceleration of our indebtedness under our senior credit facility, the notes and other of our indebtedness.

We are not required by the change of control provisions in the indenture to repurchase the new notes if we sell assets that do not constitute “substantially all” of our assets under the indenture. Whether any given sale of assets constitutes a sale of “substantially all” of our assets is subject to uncertainty, which could make it difficult for noteholders to require us to repurchase the notes in such circumstances.

The indenture requires us to offer to repurchase all outstanding notes upon a change of control, which includes a sale of all or substantially all of our assets. We may sell large amounts of our assets and may not be required by the indenture to repurchase the notes if the sale is not deemed to be “substantially all” of our assets under the indenture. Because this term is not defined in the indenture, we must rely on the definition established under New York law, which governs the indenture. New York law is not clear regarding what constitutes a sale of “substantially all” of a company’s assets and we can not predict how a court might apply New York law with respect to a particular sale of assets. As a consequence, in cases where the law is uncertain, the noteholders may disagree with our determination that a change of control has not occurred and that, as a result, we are not required by the indenture to offer to repurchase the notes. In these circumstances, the trustee under the indenture or the noteholders may have to pursue the remedies provided for in the indenture and under applicable law in order to cause an offer to repurchase the notes to be made.

The new notes will be treated as issued with original issue discount and U.S. holders will have income inclusions in excess of current cash flows.

Because the old notes were issued with original issue discount, new notes received in exchange for old notes will be treated as issued with original issue discount. U.S. holders should be aware that they generally must include original issue discount in gross income in advance of the receipt of cash attributable to that income.

RISK FACTORS RELATING TO OUR BUSINESS

A decline in general economic conditions and the cyclicality of the textile industry could cause our net sales and net income to decline.

Domestic demand for textile products, including consumer demand for textile products at the retail level, tends to vary with the business cycle of the U.S. economy as well as changes in global economic conditions. A decline in general economic conditions may decrease the demand for our products, which could cause sales of our products to decrease. The current downturn in the U.S. economy has resulted in a weak retail environment and excessive retail inventories that have caused our net sales and net income to decline. As a result of the decline in the demand for our products, we announced on June 11, 2003 that we intend to close two manufacturing facilities to rationalize manufacturing capacity for our home fashions products. In connection with these closures, we recorded a pre-tax charge of $12.2 million during the three months ended June 28, 2003. We cannot assure you that the economic conditions that gave rise to the facility closures and restructuring charge will not continue or worsen.

In addition, the popularity, supply and demand for particular textile products may change significantly from year to year based upon prevailing fashion trends and other factors. These factors historically have contributed to fluctuations in the sales and profitability of certain textile products and in our results of operations. In our engineered products business, a decrease in the demand for the automotive products in which our products are used due to economic or other reasons could decrease our net sales and net income. A decline in the demand for textile products or an increase in the supply of textile products due to expansion of capacity within the textile industry, changes in fashion trends or deteriorating economic conditions could cause our net sales and net income to decrease.

The war in Iraq and any future armed conflict or terrorist activities may cause the economic conditions in the U.S. to deteriorate, which could reduce demand for our products.

The U.S. and other countries have been engaged in a war in Iraq. The military action in Iraq could escalate geographically or prompt terrorist attacks against the U.S. or other countries. The war in Iraq and any future armed conflict or terrorist activities in the U.S. or abroad and any consequent actions on the part of the U.S. government and others, including further military action, may cause general economic conditions in the U.S. to deteriorate. Further deterioration of prevailing economic conditions in the U.S. could reduce demand for our products.

Our industry is highly competitive and our success depends on our ability to compete effectively.

The textile industry is highly competitive. We sell our products primarily to domestic customers and compete with both large, vertically integrated textile manufacturers, some of which have greater financial resources than we do, and numerous companies that are smaller than we are and which specialize in limited segments of the market. The primary competitive factors in the textile industry include price, product styling and differentiation, quality, flexibility of production and finishing, delivery time and customer service. The needs of particular customers and the characteristics of particular products determine the importance of these factors. Many of our foreign competitors have significantly lower labor costs than we do, which enables them to offer competing products at prices which are less profitable for us. To the extent that one or more of our competitors gains an advantage with respect to price, or any other key competitive factor, our net sales and net income may decrease.

We may not achieve the level of manufacturing cost reductions necessary to maintain or increase our profitability.

During the past several years, we have completed manufacturing consolidations intended to reduce our operating costs and to increase our capacity utilization at our manufacturing facilities. If we are unable to maintain existing cost reductions, achieve additional cost reductions and/or maintain relatively high levels of capacity utilization, we may be unable to compete effectively or maintain or increase our market share. As a result, our net sales and net income may be negatively impacted.

Fluctuations in the price of raw materials or shortages of supply could reduce our operating margins.

Our primary raw material is cotton. By law, U.S. textile companies, including our company, are generally prohibited from importing cotton, subject to certain exceptions that take effect primarily when U.S. cotton prices exceed world cotton prices for a period of time. From time to time, domestic cotton prices have exceeded world prices, which creates a competitive disadvantage for us and other domestic textile manufacturers. The U.S. government has taken legislative action to improve the price imbalance, but there can be no assurance that this will continue to be the case. U.S. cotton prices are also affected by general economic conditions as well as the demand for U.S. cotton in world markets and may increase or decrease depending on other market variables at the time. Prevailing cotton prices significantly impact our production costs, and price increases could reduce our operating margins.

In connection with our purchase of cotton, we generally seek to purchase sufficient amounts of cotton to cover existing order requirements, which average approximately three months of production. We may shorten or lengthen that period in accordance with our perception of the direction of cotton prices. We may purchase cotton in advance of orders on terms that we deem advantageous and, while we do not speculate on the price of cotton, we may hedge prices from time to time through forward contracts and in the futures and options markets. We cannot assure you that these transactions will not result in higher costs to us or will protect us from fluctuations in cotton prices.

Further, since cotton is an agricultural product, its supply and quality are subject to forces of nature. Any material shortage or interruption in the supply, variations in the quality of cotton by reason of weather, infestations or any other factor that would result in an increase in the cost of cotton could reduce our operating margins if we are not able to pass the increased cost on to our customers.

We also use significant quantities of polyester in the manufacture of our products. The price of polyester is influenced by demand, manufacturing capacity and costs, petroleum prices, cotton prices and the cost of polymers used in producing polyester. Any significant prolonged petrochemical shortages could significantly decrease the availability of polyester and could cause a significant increase in the demand for cotton. Such conditions could decrease the availability of cotton and result in increased prices for cotton and polyester. Any of these events could reduce our operating margins if we are not able to pass the increased cost on to our customers.

We hold important licenses, the loss of which could reduce our net sales and net income.

We hold licenses to use well-known trademarks and trade names to market our products. These licenses generally require the payment of royalties based on net sales, including the payment of minimum annual royalties, and generally have three year terms. In fiscal 2002, we were obligated under our license agreements to make aggregate minimum royalty payments of $4.3 million. We cannot assure you that we will be able to renew these licenses on acceptable terms upon their expiration or will be able to acquire new licenses to use other popular trademarks. In fiscal 2002, products sold under licenses accounted for approximately 16% of our net sales. The loss of significant third-party licenses could reduce our net sales and net income.

If we fail to identify fashion trends, we could lose market position and our financial performance could be negatively impacted.

The success of many of our products depends upon early identification of consumer preferences for fabric designs, colors and styles. A failure on our part to identify fashion trends in time to introduce products and fabrics consistent with those trends could reduce the acceptance of our products by consumers and decrease our net income as a result of costs associated with failed product introductions and reduced sales.

If we are unable to fund our capital expenditure requirements, we may fail to remain competitive.

The textile manufacturing industry is capital intensive. Accordingly, to maintain our competitive position, we must continually modernize our manufacturing processes, plants and equipment. Over the last five fiscal years, we have made capital improvements of $140.6 million. We expect to invest approximately $13-17 million during fiscal 2003 in capital improvements designed to:

•	properly maintain our facilities;

•	reduce manufacturing costs;

•	enhance manufacturing flexibility; and

•	improve product quality and responsiveness to customers.

We expect to finance our capital improvements with cash from operations, vendor financing and borrowings under our senior credit facility. To the extent these sources of funds are insufficient to meet our ongoing capital improvement requirements, we would need to seek alternative sources of financing or curtail or delay capital spending plans. We cannot guarantee that we can obtain financing when needed or on terms acceptable to us. If we fail to make capital improvements necessary to continue modernizing our manufacturing operations and reduce costs, our competitive position may suffer.

U.S. governmental policies regarding imports could make it difficult for our products to compete effectively with imported textile products.

The domestic textile market is subject to various U.S. governmental textile trade policies and international trade agreements affecting import product supply. In addition, the policies of foreign governments may, directly or indirectly, affect the domestic market.

The extent of import protection provided by the U.S. government to domestic textile producers has been, and is likely to remain, subject to considerable domestic political deliberation. In view of the overseas labor cost advantages and the number of foreign producers of textile products that compete with certain of our products, substantial elimination of import protection for domestic textile manufacturers could have a material adverse effect on our business. In 1995, the World Trade Organization, or the WTO, established mechanisms under the General Agreement on Tariffs and Trade 1994 to progressively liberalize world trade in textiles and clothing by phasing out quotas and reducing duties over a 10-year period beginning in January 1995. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: tops and yarns, fabrics, made-up textile products and clothing. The WTO mechanisms have led to a substantial increase in imports of apparel and, to a lesser extent, apparel fabrics, from low wage, low cost developing countries, primarily countries in Asia. Home textiles are among the last of the product categories to be affected by the WTO mechanisms. We believe there has been an increase in the quantity of imported home textile products from developing countries. We expect imports of home textile products to continue to increase as the 10-year phase out period ends. We cannot assure you that the increasing quantity of imported home textile products will not cause our products to be less competitive and our net sales to decline.

In 2000, Congress passed and the President signed the African Growth and Opportunity Act, which is intended to promote growth and economic prosperity of certain sub-Saharan African countries through, among other things, greater duty free access to U.S. markets. The elimination of quotas and the reduction of tariffs under the African Growth and Opportunity Act may result in increased imports of certain textile products and apparel into North America. These factors could make our products less competitive against low cost imports from developing countries.

NAFTA, which was entered into by Canada, Mexico and the U.S., has created the world’s largest free-trade zone. The agreement contains safeguards that were sought by the U.S. textile industry, including a rule of origin requirement that products be processed in one of the three countries in order to benefit from NAFTA. Substantially all trade restrictions and tariffs on textiles and apparel originating in one of the three countries have been eliminated. The Caribbean Basin Trade Partnership Act, which was enacted in 2000, extends similar treatment to apparel products processed in one of the beneficiary Caribbean basin countries. Under the CBTPA, substantially all quotas and duties have been eliminated on apparel exported to the U.S. from CBTPA countries, provided that the apparel meets the requirements for use of U.S. made fabric manufactured from U.S. yarn. There can be no assurance that the removal of these barriers to trade will not, in the future, hinder our ability to effectively compete with foreign competitors.

We have historically expanded our business through acquisitions. If we do not successfully identify or complete acquisitions, our operating results could be negatively impacted.

We have historically expanded our business through acquisitions. We increased the size of our business through our acquisition of The New Cherokee Corporation in 1997, The Bibb Company in 1998 and Import Specialists, Inc. in 2000, in addition to acquisitions of manufacturing and distribution facilities in 1998 and 2000. We may continue to expand our business through acquisitions. However, we cannot assure you that we will succeed in:

•	identifying suitable acquisition candidates;

•	completing acquisitions;

•	integrating acquired operations into our existing operations; or

•	expanding into new markets.

In the past, we have experienced on occasion a negative impact on our operating results in the fiscal quarters immediately following the completion of an acquisition while we integrated the operations of the acquired business. For example, when we acquired The Bibb Company, we were simultaneously dealing with “Y2-K” issues, installing a new enterprise resource planning system for our home fashions operations (including Bibb) and integrating Bibb’s operations into those of our home fashions business. The combination of these factors resulted in operating results after the acquisition of Bibb that were worse than we had anticipated. We cannot assure you that future acquisitions will not have a similar negative impact on our operating results. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by our existing operations, or otherwise perform as expected. In addition, we compete for acquisition and expansion opportunities with companies that have substantially greater resources. Although we have preliminary discussions from time to time regarding possible acquisition opportunities, we do not presently have any agreements, arrangements or understandings regarding any particular acquisition.

We must comply with numerous environmental, health and safety laws and regulations, which could involve substantial costs. If we fail to comply, we may have to pay large penalties.

We must comply with various federal, state and local environmental laws and regulations limiting, among other things, the discharge of pollutants and the storage, handling and disposal of a variety of substances, including some substances that contain constituents considered hazardous under environmental laws. Our dyeing and finishing operations result in the discharge of substantial quantities of wastewater and emissions to the atmosphere. Our operations also must comply with laws and regulations relating to workplace safety and worker health which, among other things, establish cotton dust, formaldehyde, asbestos and noise standards, and regulate the use of hazardous chemicals in the workplace. At several of our sites, soil or groundwater contamination from past operations is subject to investigation and cleanup. We cannot assure you that our environmental or health and safety liabilities and costs will not increase materially in the future and cause our cash flow to decrease.

In addition, we cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. We also cannot predict the amount of future expenditures that may be required in order to comply with these environmental or health and safety laws or regulations. We have several environmental matters pending, which primarily relate to alleged contamination of sites that we own, or formerly owned, or that are owned by third parties. These matters are in varying stages of investigation. We cannot assure you that the resolution of these matters, or the discovery of any additional sites alleged to have been contaminated by our operations or those of our predecessors, will not in the future cause our costs to increase and our net income to decrease.

We have several customers that account for a large portion of our net sales. The loss of, or significant decline in our sales to, any of our large customers could cause our net sales to decrease.

In fiscal 2002, we marketed our home fashions products, apparel fabrics and engineered products to over 1,800 customers. In fiscal 2002, our top five home fashions products customers accounted for 60% of our net sales attributable to home fashions products. Our home fashions products have historically been the largest source of our net sales, representing 71%, 74%, 72% and 70% of our consolidated net sales in fiscal 2000, 2001 and 2002 and the six months ended June 28, 2003, respectively. In fiscal 2002, our top five apparel fabrics customers accounted for 39% of our net sales attributable to apparel fabrics. In fiscal 2002, our largest home fashions products customer accounted for 19% of our net sales, and our largest apparel fabrics customer accounted for 3% of our net sales. We do not operate under a long-term supply contract with any of our customers. The loss of any of our top five home fashions products customers or apparel fabrics customers could cause a material decrease in our net sales attributable to such product lines.

Some of our customers, including Kmart Corporation, have experienced significant difficulties during the past several years, which could negatively impact our net sales and profitability.

During the past several years, various retailers, including some of our customers, have experienced significant changes and difficulties including consolidation of ownership, increased centralization of buying decisions, restructurings, bankruptcies and liquidations. One of these customers, Kmart Corporation, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in January 2002 and has announced the closing of approximately 28% of its stores. In fiscal 2002, sales to Kmart accounted for approximately 19% of our net sales. We cannot assure you that the Kmart bankruptcy and related events will not in the future result in significantly reduced sales to Kmart.

In addition, the financial problems of Kmart and some of our other customers increase the risk of extending credit to these retailers. A significant adverse change in a customer or its financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer’s receivables or limit our ability to collect amounts related to previous purchases by that customer, all of which could reduce our net sales and/or decrease our net income.

There are risks associated with our operations in Mexico.

We operate a garment manufacturing plant in Mexico. The Mexican government has exercised and continues to exercise significant influence over many aspects of the Mexican economy. Further, as recently as 1995, the Mexican economy experienced a crisis characterized by exchange rate instability, significant devaluation of the peso, high inflation, high interest rates and negative economic growth. We cannot assure you that these conditions will not recur in the future. Actions by the Mexican government, future developments in the Mexican economy and Mexico’s general political, social or economic situation may impact garment operations in Mexico generally and disrupt or impede our operations in Mexico. In addition, our operations in Mexico are subject to a number of risks not necessarily faced by our domestic operations such as work stoppages, transportation delays and interruptions, political instability, economic disruptions, expropriation, the imposition of tariffs and changes in governmental policies.

During fiscal 2002 and the six months ended June 28, 2003, we incurred losses in our Mexican operations. We cannot assure you that these operations will become profitable.

We depend on outside production sources.

Excluding certain home fashions niche products which we import as a result of our acquisition of Import Specialists, Inc. in 2000, we purchased approximately 13% of our manufacturing requirements during fiscal 2002 from outside sources, based on cost of sales, substantially all of which were yarn and greige fabrics. We cannot assure you that these sources of production will be reliable or that our dependence on such outside sources will not result in inefficiencies that could reduce our net income.

We may not be able to compete effectively with foreign imports.

Imports of foreign-made textile and apparel products are a significant source of competition for us as well as other domestic textile manufacturers. Many foreign textile manufacturers have lower cost structures than domestic textile manufacturers, due primarily to significantly lower labor costs, and enjoy other competitive advantages due to various factors such as the strength of the U.S. dollar compared to foreign currencies. Although we believe we are able to bring many of our home fashions products to market faster than comparable imported products, we cannot assure you that we will be able to compete effectively with imported foreign-made textile products.

We rely on key management who have significant experience with our company and in the textile industry generally.

Our success is dependent upon the talents and efforts of a small number of key management personnel including Joseph L. Lanier, Jr., our chairman and chief executive officer, Richard L. Williams, our president and chief operating officer, and Barry F. Shea, our chief financial officer. These management personnel each have approximately 13 years of experience with us and an average of over 35 years of experience in the textile industry generally. If we were to lose any such management personnel, it may be difficult for us to replace them with persons who have the same level of knowledge about our company or experience in our industry, which could make it more difficult for us to manage our business.

A portion of our workforce is unionized and labor disruptions could have a material adverse effect on our results of our operations and profitability.

As of June 28, 2003, approximately 57% of our hourly employees, including 98% of our hourly employees in our Danville, Virginia facilities, worked under collective bargaining agreements. Our collective bargaining agreement for our Danville employees will expire in fiscal 2005, and the collective bargaining agreement for our unionized workers in our Mexican facility will expire in fiscal 2004. While we believe that our relations with our employees are good, we cannot assure you that we will be able to negotiate these or other collective bargaining agreements on the same or more favorable terms as the current agreements, or at all, and without production interruptions, including labor stoppages. A prolonged labor dispute, which could include a work stoppage, could reduce our manufacturing capacity which may cause our net sales to decrease and our costs to increase. In particular, a labor dispute with the union representing employees in Danville could significantly reduce our ability to produce home fashions and apparel fabrics products and could result in a deterioration of those businesses.

Our principal shareholders have the ability to exert significant influence on our company and on matters subject to the vote of our shareholders.

We have two classes of common stock, Class A common stock and Class B common stock. With limited exceptions, holders of Class B common stock are entitled to 4.39 votes per share on matters brought before our shareholders, whereas holders of Class A common stock are entitled to one vote per share on such matters. All outstanding shares of our Class B common stock are currently held by members of our senior management and their family members. As a result of their ownership of common stock and their positions in our company, our senior management are able to exert significant influence on our company and on matters submitted to a vote by our shareholders. In particular, as of June 28, 2003, Joseph L. Lanier, Jr., our chairman of the board and chief executive officer, controlled approximately 30% of the combined voting power of our common stock. The ownership interest of our senior management, including Mr. Lanier, could have the effect of delaying or preventing a change of control of our company that may be favored by our shareholders generally.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. We have also made forward-looking statements in reports filed with the SEC that we incorporate by reference into this prospectus. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements generally preceded by, followed by or that include the words “believe,” “expect,” “anticipate,” “plan,” “estimate” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, strategies, contingencies, financing plans, working capital needs, sources of liquidity, estimated amounts and timing of capital expenditures, environmental compliance costs and other expenditures, and expected outcomes of litigation.

Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, the estimated cost of environmental compliance, expected outcomes of pending litigation, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to the following:

•	general economic conditions and the cyclicality of the textile industry;

•	the effect of the war in Iraq and any future armed conflict or terrorist activities;

•	competitive conditions in the textile industry;

•	our ability to achieve manufacturing cost reductions;

•	fluctuations in the price of raw materials or shortages of the supply of raw materials;

•	our ability to maintain or acquire licenses;

•	our ability to identify and respond to fashion trends;

•	our ability to fund our capital expenditure requirements needed to maintain our competitive position;

•	the effect of U.S. governmental policies regarding imports on our competitiveness;

•	our ability to identify and complete acquisitions;

•	our compliance with environmental, health and safety laws and regulations;

•	changes in our relationships with our large customers;

•	business-related difficulties of our customers, including Kmart Corporation;

•	risks associated with our operations in Mexico;

•	our dependence on outside production sources;

•	our ability to compete with foreign imports;

•	our reliance on key management personnel;

•	our relationships with the unions representing some of our employees; and

•	the influence of our principal shareholders.

You should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes validly tendered and accepted for exchange pursuant to the exchange offer, new notes in the same principal amount as such old notes. Old notes validly tendered and accepted for exchange pursuant to the exchange offer will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 28, 2003. You should read the table below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and related notes incorporated by reference in this prospectus.

As of June 28, 2003
(in thousands)
Cash and cash equivalents	$3,233

Long-term debt (including current maturities):
New senior secured credit facility(1)
Revolving credit facility	$47,000
Term loan	40,000
12¾% senior notes due 2009(2)	149,384
Capital leases and other borrowings with various rates and maturities	11,543

Total long-term debt (including current maturities)	247,927
Shareholders’ equity	212,411

Total capitalization	$460,338

(1)	For a description of our senior credit facility, see “Description of Senior Credit Facility.”

(2)	Does not include $7.6 million of original issue discount which is being amortized over the life of the notes.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We sold the old notes on April 15, 2003, pursuant to a purchase agreement, dated as of April 1, 2003, between us and Deutsche Bank Securities Inc., Wachovia Securities, Inc. and Fleet Securities, Inc., which we refer to in this prospectus as the initial purchasers. The initial purchasers subsequently sold the old notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and to persons outside the U.S. under Regulation S under the Securities Act.

As a condition to the initial sale of the old notes, we and the initial purchasers entered into a registration rights agreement dated as of April 15, 2003. Pursuant to the registration rights agreement, we agreed to:

•	file a registration statement under the Securities Act with respect to the new notes with the SEC by June 14, 2003;

•	use our reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before September 12, 2003;

•	use our reasonable best efforts to keep the exchange offer open for at least 30 days after the date notice thereof is mailed to the holders of the old notes (or, in each case, longer if required by applicable law) and to consummate the exchange offer on or before October 12, 2003; and

•	use our reasonable best efforts to keep the registration statement continuously effective under the Securities Act and to supplement and amend the prospectus contained therein as required to ensure that it is available for sales of new notes for a period of up to 90 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement.

We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with letter of transmittal, to all the beneficial holders known to us. For each old note validly tendered to us pursuant to the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of the tendered old note. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.

The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the Depositary or DTC, who desires to deliver the old note by book-entry transfer at DTC.

Resale of the New Notes

We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under “The Exchange Offer—Procedures for Tendering Old Notes.” However, if you intend to participate in a distribution of the new notes, are a broker-dealer that acquired the old notes from us in the initial offering with an intent to distribute those notes and not as a result of market-making activities or are an “affiliate” of us as defined in Rule 405 of the Securities Act, you will not be eligible to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

A broker-dealer that has acquired old notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. This prospectus may be used by such broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies for a period of up to 90 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement. See “Plan of Distribution” for more information regarding broker-dealers.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws.

The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.

Terms of the Exchange Offer

General.    Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn on or before the expiration date.

Subject to the minimum denomination requirements of the new notes, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn on or before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes, and

•	holders of the new notes will not be entitled to any of the exchange offer provisions under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, or to the additional interest provisions of the registration rights agreement.

The new notes of a particular series will evidence the same indebtedness as the old notes of that same series, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. As a result, both the new notes of a particular series and the old notes of that same series will be treated as a single series of debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $157,000,000 in aggregate principal amount of the old notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on             , 2003 as the record date for the exchange offer for purposes of determining the persons to whom we will initially mail this prospectus and the letter of transmittal. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer and all holders of old notes may tender their old notes.

As a holder of old notes, you do not have any appraisal or dissenters’ rights or any other right to seek monetary damages in court under the Georgia Business Corporation Code or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the related rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on these notes will continue to accrue at a rate equal to 12¾% per year.

We will be deemed to have accepted validly tendered old notes if and when we give oral or written notice of our acceptance to HSBC Bank USA, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

If you validly tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The “expiration date” means 5:00 p.m., New York City time, on             , 2003, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer. We do not currently intend to extend the exchange offer. However, if we elect to extend the tender offer on one or more occasions, we will not extend the exchange offer for more than an aggregate of 30 days.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written communication;

•	issue a press release or other public announcement, which will report the approximate number of old notes tendered, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

During any extension of the exchange offer, all old notes previously validly tendered and not validly withdrawn will remain subject to the exchange offer.

We reserve the right:

•	to delay accepting any old notes,

•	to amend the terms of the exchange offer in compliance with the provisions of the Exchange Act,

•	to extend the exchange offer, or

•	if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination, or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine in compliance with the Exchange Act, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent’s message, in each case, with all other required documents. However, we reserve the right to waive any conditions of the exchange offer which we, in our reasonable discretion, determine are not satisfied or any defects or irregularities in the tender of old notes. If we do not accept any tendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. See “—Return of Old Notes.” We will promptly deliver new notes issued in exchange for old notes validly tendered and accepted for exchange, and we will promptly return any old notes not accepted for exchange for any reason, to the applicable tendering holder.

Procedures for Tendering Old Notes

If you wish to tender old notes you must:

•	complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent,

•	have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and

•	mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date.

In addition, either:

•	certificates for old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or before the expiration date; or

•	you must comply with the procedures described below under “—Guaranteed Delivery Procedures.”

If you do not validly withdraw your tender of old notes on or before the expiration date, it will indicate an agreement between you and our company that you have agreed to tender the old notes, in accordance with the terms and conditions in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before on or before the expiration date. Do not send any letter of transmittal or old notes to us. You may request that your broker, dealer, commercial bank, trust company, or other nominee effect delivery of your old notes for you.

If you beneficially own the old notes and you hold those old notes through a broker, dealer, commercial bank, trust company, or other nominee and you want to tender your old notes, you should contact that nominee promptly and instruct it to tender your old notes on your behalf.

Generally, an eligible institution must guarantee signatures on a letter of transmittal unless:

•	you tender your old notes as the registered holder (a registered holder means any participant in DTC whose name appears on a security listing as the owner of old notes) and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes, or

•	you tender your old notes for the account of an eligible institution.

An “eligible institution” means:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the United States, or

•	an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act.

In each instance, the eligible institution must be a member of one of the signature guarantee programs identified in the letter of transmittal in order to guarantee signatures on a letter of transmittal.

If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature on the letter of transmittal.

Tendered old notes will be deemed to have been received as of the date when:

•	the exchange agent receives a properly completed and signed letter of transmittal accompanied by the tendered old notes or a confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC with an agent’s message, or

•	the exchange agent receives a notice of guaranteed delivery from an eligible institution.

Issuances of new notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the tendered old notes, or confirmation of a book-entry transfer of such old notes into the exchange agent’s account at DTC pursuant to the book-entry procedures described below.

We will make the final determination regarding all questions relating to the validity, form, eligibility, including time of receipt of tenders and withdrawals of tendered old notes, and our determination will be final and binding on all parties.

We reserve the absolute right to reject any and all old notes improperly tendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities, or conditions of surrender as to any particular old note. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes on or before the expiration date. Although we intend to notify holders of defects or irregularities in connection with tenders of old notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Tenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived. All conditions of the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any condition of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

We have no current plan to acquire, or to file a registration statement to permit resales of, any old notes that are not validly tendered pursuant to the exchange offer. However, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Pursuant to the letter of transmittal, if you elect to tender old notes in exchange for new notes, you must exchange, assign, and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the tendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred, and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the exchange of old notes for new notes as described in the letter of transmittal.

Under existing interpretations of the SEC contained in several no-action letters to third parties, we believe that the new notes will be freely transferable by the holders after the exchange offer without further registration under the Securities Act; provided, however, that each holder who wishes to exchange its old notes for new notes will be required to represent:

•	that the holder has full power and authority to tender, exchange, assign, and transfer the old notes tendered,

•	that we will acquire good title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements, or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes,

•	that the holder is acquiring the new notes in the ordinary course of your business,

•	that the holder is not participating in and does not intend to participate in a distribution of the new notes,

•	that the holder has no arrangement or understanding with any person to participate in the distribution of the new notes,

•	that the holder is not an “affiliate,” as defined in Rule 405 under the Securities Act, of us, and

•	that if the holder is a broker-dealer and it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of the new notes.

If you are a broker-dealer that acquired the old notes directly from us in the initial offering and not as a result of market-making activities or you cannot otherwise make any of the representations set forth above, you will not be eligible to participate in the exchange offer, you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in deciding whether to participate in the exchange offer.

Return of Old Notes

If any old notes are not accepted for any reason described in this prospectus, or if old notes are validly withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn, or non-exchanged old notes to you or, in the case of old notes tendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC as promptly as practicable.

Book Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To validly tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that (1) DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received, (2) the participants agrees to be bound by the terms of the letter of transmittal, and (3) we may enforce this agreement against the participant.

A tender of old notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your old notes and (1) your old notes are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your old notes or other required documents to the exchange agent before on or before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on or before the expiration date, you may nonetheless participate in the exchange offer if:

•	you tender your notes through an eligible institution;

•	on or before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes tendered; the notice of guaranteed delivery must state that the tender is being made by the notice of guaranteed delivery and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other required documents, will be delivered by the eligible institution to the exchange agent, and

•	the properly executed letter of transmittal, as well as the certificate(s) representing all tendered old notes, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Unless old notes are tendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the tender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to tender your old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders of Old Notes

You may withdraw your tender of old notes at any time on or before the expiration date.

To withdraw old notes tendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below on or before the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn,

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes,

•	contain a statement that the holder is withdrawing the election to have the old notes exchanged,

•	be signed by the holder in the same manner as the original signature on the letter of transmittal used to tender the old notes, and

•	specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

We will make the final determination on all questions regarding the validity, form, eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any old notes validly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly tendered again. Properly withdrawn old notes may be tendered again by following one of the procedures described above under “—Procedures for Tendering Old Notes” at any time on or before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes tendered by book-entry transfer, into an account for your benefit at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Additional Obligations

We may be required, under certain circumstances, to file a shelf registration statement. See “Registration Rights.” In any event, we are under a continuing obligation, for a period of up to 90 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, to keep the registration statement of which this prospectus is a part effective and to provide copies of the latest version of this prospectus to any broker-dealer that requests copies for use in a resale, subject to our ability to suspend the use of such a prospectus under certain conditions as described in the registration rights agreement and as described below under “Registration Rights.”

Conditions of the Exchange Offer

Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we may terminate the exchange offer before acceptance of the old notes if in our reasonable judgment:

•	the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with or complete the exchange offer or, in any such action or proceeding, any material adverse development has occurred with respect to us; or

•	we have not obtained any governmental approval which we deem necessary for the consummation of the exchange offer.

If we, in our reasonable discretion, determine that any of the above conditions is not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders,

•	extend the exchange offer and retain all old notes tendered on or before the expiration date, subject to the holders’ right to withdraw the tender of the old notes, or

•	waive any unsatisfied conditions regarding the exchange offer and accept all properly tendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

All conditions to the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any condition of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

If we fail to consummate the exchange offer or file, have declared effective or keep effective a shelf registration statement within time periods specified by the registration rights agreement, we may be required to pay additional interest in respect of the old notes. See “Registration Rights–Additional Interest.”

Exchange Agent

We have appointed HSBC Bank USA as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following addresses:

By Overnight Courier or Mail:	By Hand:	By Facsimile:
HSBC Bank USA One Hanson Place Brooklyn, New York 11243 Attn: Paulette Shaw (if by mail, registered or certified recommended)	HSBC Bank USA One Hanson Place Brooklyn, New York 11243 Attn: Paulette Shaw	(718) 488-4488 Attn: Paulette Shaw To Confirm by Telephone: (718) 488-4475 Paulette Shaw

Fees and Expenses

We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs, among others.

We will also bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone, or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.

We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

We will pay all transfer taxes, if any, applicable to the exchange of old notes. If, however, new notes, or old notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person tendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Consequences of Failure to Exchange

Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries,

•	inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act,

•	inside the United States to an institutional accredited investor that, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and an opinion of counsel acceptable to us and the trustee that the transfer complies with the Securities Act,

•	outside the United States in compliance with Rule 904 under the Securities Act,

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available,

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel, if we so request, or

•	pursuant to an effective registration statement under the Securities Act.

The liquidity of the old notes could be adversely affected by the exchange offer. See “Risk Factors—An active trading market for the notes may not develop, which could make it difficult to resell your notes at their fair market value or at all.” Following consummation of the exchange offer, we will not be required to register under the Securities Act any old notes that remain outstanding except in the limited circumstances in which we are obligated to file a shelf registration statement for certain holders of old notes not eligible to participate in the exchange offer pursuant to the registration rights agreement. Interest on any old notes not tendered or otherwise accepted for exchange in the exchange offer will continue to accrue at a rate equal to 12¾% per year.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

DESCRIPTION OF SENIOR CREDIT FACILITY

Concurrently with the offering of the old notes, we entered into a new senior credit facility with Deutsche Bank Securities Inc., as sole lead arranger and sole book manager, Deutsche Bank Trust Company Americas, as administrative agent and lender, and the other lenders named in the credit facility. Our new senior credit facility consists of:

•	a five year $160 million revolving credit facility; and

•	a five year $40 million term loan facility.

The revolving credit facility includes borrowing availability of up to $25 million for letters of credit.

We are the borrower under the senior credit facility. The credit facilities are secured by a first priority lien on substantially all of our assets, including, without limitation, accounts receivable, contract rights, inventory, intangibles and real property and by a pledge of substantially all of the stock or other equity interests of our subsidiaries.

Borrowings under the revolving credit facility are limited to the lesser of $160 million and a borrowing base amount determined by reference to a percentage of the collateral value of the inventories and receivables securing the senior credit facility, which was approximately $96.4 million as of August 2, 2003. Amounts outstanding under the revolving credit facility bear interest, at our option, subject to certain conditions, at a rate based on either (1) the prime rate of Deutsche Bank Trust Company Americas plus a spread ranging from 1.00% to 1.75% depending on our leverage ratio, or (2) the London interbank offered rate plus a spread ranging from 2.00% to 2.75% depending on our leverage ratio. Amounts outstanding under the term loan facility bear interest, at our option, subject to certain conditions, at a rate based on either (1) the prime rate of Deutsche Bank Trust Company Americas plus a spread ranging from 1.25% to 2.00% depending on our leverage ratio, or (2) the London interbank offered rate plus a spread ranging from 2.25% to 3.00% depending on our leverage ratio. Interest on outstanding borrowings will be payable monthly or, with respect to London interbank offered rate borrowings, either quarterly or on the last day of the applicable interest period, whichever is more frequent. Additionally, we pay an unused line fee in an amount equal to 0.375% per annum on the unused portion of the revolving credit facility. The term loan facility amortizes quarterly based on a straight-line 7-year schedule, with any remaining amounts outstanding coming due at maturity. In addition, the senior credit facility requires us, subject to certain exceptions, to make prepayments of term loans on an annual basis in an amount equal to 75% of excess cash flow as defined in the senior credit facility.

The senior credit facility contains customary events of default, including cross-default to certain other debt, breaches of representations and warranties, non-perfection of security interests or liens and breaches of covenants.

We will also be required to comply with various affirmative and negative covenants which, among other things, limit our ability to incur new debt, make capital expenditures, pay existing debt, make certain investments and acquisitions, sell assets and grant liens. We are also subject to financial covenants which require us to limit our total leverage and to maintain a certain minimum fixed charge coverage ratio. These ratios are described below:

Minimum Fixed Charge Coverage Ratio.    The senior credit facility requires us to maintain a minimum fixed charge coverage ratio throughout its term. Pursuant to the senior credit facility, our fixed charge coverage ratio is calculated by:

•	dividing our EBITDA for such period less:

•	the sum of income taxes, capital expenditures, dividends and distributions and amounts paid to redeem, repurchase or retire any shares of capital stock, warrants or options for such period (other than such amounts attributable to any capital expenditure made with the proceeds or assumption of permitted indebtedness under the senior credit facility);

•	by our principal and interest expense for such period.

Under the credit agreement, EBITDA is defined as:

(1)	our consolidated net income plus the following amounts, in each case to the extent deducted in calculating our consolidated net income:

•	interest expense;

•	income tax expense; and

•	depreciation and amortization;

(2)	plus or minus the following amounts, in each case to the extend deducted in calculating our consolidated net income:

•	any non-cash goodwill impairment charges;

•	any non-cash charges incurred in respect of any long term incentive plan;

•	any other non-cash charges incurred, to the extent approved by Deutsche Bank Trust Company Americas in its reasonable discretion; and

•	any gains and losses attributable to any fixed asset sales, in calculating our consolidated net income for such period.

At the end of each of our fiscal quarters set forth below, we are required to have a minimum fixed charge coverage ratio for the twelve months then ending of not less than the following:

Quarter	Minimum Fixed Charge Coverage Ratio
Fiscal 2003
Second Quarter	1.15:1.00
Third Quarter	1.15:1.00
Fourth Quarter	1.15:1.00
Fiscal 2004
First Quarter	1.15:1.00
Second Quarter	1.15:1.00
Third Quarter	1.15:1.00
Fourth Quarter	1.20:1.00
Fiscal 2005
First Quarter	1.20:1.00
Second Quarter	1.20:1.00
Third Quarter	1.20:1.00
Fourth Quarter	1.25:1.00
Fiscal 2006
First Quarter	1.25:1.00
Second Quarter	1.25:1.00
Third Quarter	1.25:1.00
Fourth Quarter	1.25:1.00
Fiscal 2007
First Quarter	1.25:1.00
Second Quarter	1.25:1.00
Third Quarter	1.25:1.00
Fourth Quarter	1.25:1.00
Fiscal 2008
First Quarter	1.25:1.00

Maximum Leverage Ratio.    Under the senior credit facility, we are not permitted to maintain a leverage ratio exceeding certain levels. Our leverage ratio is calculated for any fiscal quarter by:

•	dividing the aggregate amount of our indebtedness on the last day of such fiscal quarter;

•	by our EBITDA for the twelve month period ending on the last day of such fiscal quarter.

At the end of each our fiscal quarters set forth below, we are not permitted to have a leverage ratio exceeding the following:

Quarter	Maximum Leverage Ratio
Fiscal 2003
Second Quarter	4.25:1.00
Third Quarter	4.25:1.00
Fourth Quarter	4.25:1.00
Fiscal 2004
First Quarter	4.25:1.00
Second Quarter	4.25:1.00
Third Quarter	4.25:1.00
Fourth Quarter	4.25:1.00
Fiscal 2005
First Quarter	4.00:1.00
Second Quarter	4.00:1.00
Third Quarter	4.00:1.00
Fourth Quarter	4.00:1.00
Fiscal 2006
First Quarter	3.75:1.00
Second Quarter	3.75:1.00
Third Quarter	3.75:1.00
Fourth Quarter	3.75:1.00
Fiscal 2007
First Quarter	3.50:1.00
Second Quarter	3.50:1.00
Third Quarter	3.50:1.00
Fourth Quarter	3.50:1.00
Fiscal 2008
First Quarter	3.50:1.00

DESCRIPTION OF THE NEW NOTES

The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions, interest rate increase provisions and exchange offer provisions applicable to the old notes do not apply to the new notes. References in this section to the “notes” are references to both the old notes and the new notes. The old notes were, and the new notes will be, issued under an indenture, dated as of April 15, 2003, between our company and HSBC Bank USA, as trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The indenture has been filed as part of the registration statement of which this prospectus is a part. A copy of the indenture may be obtained as set forth below under “Where You Can Find More Information.” You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.” For purposes of this section, references to “Dan River” refer only to Dan River Inc. and do not include its subsidiaries.

Brief Description of the Notes

The notes are the senior unsecured obligations of Dan River, ranking equal in right of payment with all other senior unsecured obligations of Dan River. The notes rank effectively junior to all existing and future secured debt of Dan River to the extent of the assets securing such debt. The notes also rank effectively junior to any debt and other liabilities, including trade payables, of Dan River’s Subsidiaries. Under the circumstances described below, the notes may be secured by a second priority lien on certain of our assets. As of August 2, 2003, Dan River had $102.7 million of secured indebtedness outstanding, $152.8 million of unsecured senior indebtedness outstanding and approximately $35.9 million available for borrowing under its senior credit facility which, if borrowed, would be secured indebtedness. As of August 2, 2003, Dan River’s subsidiaries had $0.4 million of indebtedness (excluding $1.0 million of intercompany indebtedness) and other liabilities, including trade payables, outstanding.

Dan River issued the notes in fully registered form in denominations of $1,000 and integral multiples thereof. The trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the registrar. Dan River may change any paying agent and registrar without notice to holders of the notes, and Dan River or any of its Subsidiaries may act as paying agent or registrar. For so long as the notes remain in the form of a global security, Dan River will pay all principal, interest and premium, if any, on the notes to the applicable depository or its nominee as the registered holder of the global security representing the notes. Dan River will pay principal, interest and premium, if any, on the notes at the trustee’s corporate office in New York, New York. At Dan River’s option, interest may be paid at the trustee’s corporate trust office or by check mailed to the registered address of the holders of the notes. Any notes that remain outstanding after the completion of the Exchange Offer, together with the new notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the indenture.

Principal, Maturity and Interest

Dan River initially issued $157.0 million aggregate principal amount of old notes. The notes will mature on April 15, 2009. Dan River may issue additional notes from time to time, subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” The old notes were issued with original issue discount and the purchase price per $1,000 face amount of notes was $950.35, or an aggregate of $149.2 million. The old notes, the new notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including without limitation, waivers, amendments, redemptions and offers to purchase. However, because any additional notes may not be fungible with the notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different global note or notes, and otherwise be treated as a separate class or classes of notes for purposes other than under the indenture. Unless the context otherwise requires, references to the notes under this “Description of the Notes” do not include any additional notes.

Interest on the notes will accrue at the rate of 12¾% per annum and will be payable semiannually in cash on each April 15 and October 15 of each year beginning on October 15, 2003, to the persons who are registered holders of notes at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes are not entitled to the benefit of any mandatory sinking fund.

Collateral Relating to the Notes

General.    The notes are initially the unsecured obligations of Dan River. On the date (the “Lien Attachment Date”) of repayment in full of all Term Loan Indebtedness (other than through a refinancing with Term Loan Indebtedness in whole or in part) and subject to the provisions of the security agreements and other documents relating to any secured Credit Facility (including, without limitation, the intercreditor agreement described below), the notes will be secured, subject to the limitations described below, by a second priority lien on substantially all of Dan River’s existing and future domestic real property, equipment and other fixed assets (other than certain equipment, leases and other assets that are subject to existing liens or as to which the grant of a new lien is prohibited and certain other customary exceptions), together with the proceeds therefrom (together, the “Collateral”). The Collateral will not include any of our inventory, accounts receivable, investment property, cash, other current assets and intellectual property or other intangible assets, or any proceeds therefrom.

The Term Loan Indebtedness may never be repaid in full and the notes may never be secured. If the notes were secured on April 15, 2003, the Collateral would initially have included our manufacturing, warehousing and office facilities in Georgia, North Carolina, South Carolina, Tennessee and Virginia. We cannot assure you of the composition or value of the Collateral on the Lien Attachment Date, if any.

The lien on the Collateral will be a second priority perfected security interest (to the extent contemplated by the Security Documents and the indenture), and will rank junior to the first priority liens in effect from time to time pursuant to any Credit Facility and other permitted encumbrances, including Permitted Liens. Following the date, if any, on which the notes are secured by the lien described above, we expect that a first priority lien on the Collateral will be held by the lenders under the revolving loan portion of any Credit Facility and certain of our other Indebtedness outstanding from time to time (including future Term Loan Indebtedness under any Credit Facility or otherwise).

Release of Liens.    The liens on the Collateral securing the notes will be released in whole:

(1)    upon payment in full of all amounts due in respect of the notes;

(2)    upon satisfaction and discharge of the indenture in accordance with the terms of the indenture as described below;

(3)    upon a Legal Defeasance or Covenant Defeasance in accordance with the terms of the indenture as described below; or

(4)    on the date on which all liens (whether on Collateral or other assets) are released in whole under the Credit Agreement or any successor Credit Facility;

provided, however, that in the case of clause (4) above, if the applicable Credit Facility is subsequently secured by a lien on assets that would constitute Collateral, the notes will then be secured again by a second priority lien on the same assets constituting Collateral, subject to the provisions of the security agreements and other documents relating to such Credit Facility, to the same extent provided under the Security Documents.

If any Credit Facility is at any time secured by a lien (other than Permitted Liens contemplated by clauses (12), (16), (17), (18) and (29) of the definition thereof) solely on a material portion of the assets of Dan River and its Subsidiaries that would not constitute Collateral (or on such assets and an immaterial amount of Collateral), the notes will be secured by a first priority lien on the Collateral, subject to the provisions of the security agreements and other documents relating to such Credit Facility, to the same extent provided under the Security Documents. At any such time as any first priority lien is again granted to the holder of any indebtedness under any Credit Facility, the liens securing the notes will become second in priority.

In addition to the release provisions described above, the liens on the Collateral securing the notes will be automatically released with respect to any asset constituting Collateral:

(1)    that is sold or otherwise disposed of by Dan River or one of its Restricted Subsidiaries to a person other than Dan River or a Restricted Subsidiary in a transaction permitted by the indenture at the time of such sale or disposition; or

(2)    other than as described above, that is released from its lien in accordance with the Credit Agreement or any other Credit Facility (whether pursuant to a foreclosure or other exercise of remedies by the secured parties under such Credit Facility or otherwise); or

(3)    to the extent permitted by any Credit Facility then in effect, if Dan River or any Restricted Subsidiary provides substitute assets with at least an equivalent fair value, as determined in good faith by the board of directors of Dan River on any duly authorized committee thereof, and such assets are made subject to the lien securing the notes in accordance with the Security Documents.

The liens granted on Collateral consisting of personal property will be granted pursuant to a security agreement between Dan River, the Restricted Subsidiaries from time to time party thereto and the trustee. The liens granted on Collateral consisting of real property, fixtures and proceeds thereof will be granted pursuant to mortgages, deeds of trust or deeds to secure debt in favor of the trustee. Dan River and the trustee entered into an intercreditor agreement with representatives of the holders of other Indebtedness secured by a lien on the Collateral or other assets of Dan River and its Restricted Subsidiaries, including the collateral agent under any Credit Facility, to establish the relative priorities of the claims of the creditors in the Collateral and establish their relative rights and remedies in respect of the Collateral, among other things. The intercreditor agreement provides that the claims of the noteholders in the Collateral will rank junior to the claims of the holders of first priority liens on the Collateral (including the collateral agent under any Credit Facility). The intercreditor agreement gives the First Priority Creditors certain significant rights with respect to the Collateral that the trustee and noteholders will not have, and the trustee and the noteholders agreed to waive, certain rights with respect to the Collateral as it relates to the rights of the First Priority Creditors. Among other things, the trustee and noteholders waived their rights to object to certain actions taken or to be taken by the First Priority Creditors with respect to, among others, adequate protection, cash collateral, debtor-in-possession financings and other priming liens in any bankruptcy proceeding and certain asset sales in any bankruptcy proceeding. In addition, the trustee and noteholders agreed, among other things, not to seek adequate protection in any bankruptcy proceeding and waived any rights with respect to any cash collateral benefiting the First Priority Creditors. Furthermore, any monies collected by the notes trustee on behalf of the noteholders (in an insolvency proceeding or otherwise) are required to be turned over to the holders of first priority claims in the Collateral until those creditors are fully paid. The provisions of the intercreditor agreement will apply at all times that any Indebtedness is outstanding under any Credit Facility, including during any bankruptcy proceeding involving Dan River or its Subsidiaries.

Priority; Sharing of Collateral.    Decisions regarding enforcement of claims in the Collateral and related matters will be determined exclusively by the creditors holding the first priority liens on the Collateral. The interests of holders of the first priority liens may diverge from those of the noteholders. For example, it may be in the best interest of a holder of a first priority lien to seek an expeditious sale of Collateral, while it may be in the best interest of a holder of a second priority lien to delay the sale. In that event, the holder of the first priority lien will have the right to direct a sale.

Subject to the terms of any Credit Facility, any Collateral securing the notes offered hereby may be shared by any other Indebtedness of Dan River and its Restricted Subsidiaries, including additional notes issued under the indenture, incurred after April 15, 2003 so long as such Indebtedness is incurred in accordance with the indenture, including the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” There can be no assurance that there will be a proportionate increase in the value of the Collateral as a percentage of the aggregate principal amount of outstanding notes and any other Indebtedness secured by the Collateral.

Neither the trustee nor the collateral agent under any Credit Facility, nor any of their respective officers, directors, employees, attorneys or agents, will be responsible for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any lien or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any lien, Security Document or any related document or for any delay in doing so.

As described under “—Certain Covenants—Limitation on Asset Sales,” at any time the holders of notes have the benefit of a first priority lien on the Collateral, the Net Cash Proceeds of Asset Sales of Collateral, subject to certain exceptions, will be required to be deposited in the Collateral Account prior to investment in new Collateral, the making of other permitted expenditures or investments or the making of an offer to purchase notes.

Sufficiency of Collateral.    The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the textile industry, the ability to sell the Collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full Dan River’s obligations under any Credit Facility, the notes and any other senior secured indebtedness. The amount to be received upon such a sale would be dependent upon numerous factors, including but not limited to the timing and manner of the sale. Proceeds from any sale of the Collateral generally will be used first to satisfy payments due to holders of first priority liens. If the proceeds from the Collateral are not sufficient to pay such amounts, then noteholders will have only an unsecured claim against our remaining assets.

The book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating businesses of Dan River and its Subsidiaries. Accordingly, any such sale of the Collateral separate from the sale of certain of Dan River’s and its Subsidiaries’ operating businesses may not be feasible or of significant value. To the extent that third parties, including lenders under any Credit Facility, enjoy liens permitted by the indenture, such third parties will have rights and remedies with respect to the assets or property subject to such liens that, if exercised, could adversely affect the value of the Collateral. In addition, in the event of a bankruptcy, the ability of the holders of the notes to realize upon any of the Collateral may be subject to certain bankruptcy limitations.

The Collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under any secured Credit Facility and other holders of first priority liens on the Collateral from time to time, whether on or after April 15, 2003. The existence of any exceptions, limitations, perfections and liens could adversely affect the value of the Collateral as well as the ability of the collateral agent to realize or foreclose on such Collateral.

At any time the notes are secured by a second priority lien on the Collateral, the Lenders under the Credit Agreement and any successor Credit Facility will have the exclusive right under the intercreditor agreement to direct the collateral agent with respect to decisions relating to the exercise of remedies under the Security Documents, including whether to foreclose on the Collateral following a default on the notes. The second priority lien will not entitle the trustee or the noteholders to take any action whatsoever with respect to the Collateral. As a result neither the trustee nor the noteholders will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the consent of the lenders under any Credit Facility. Net proceeds of any sales of Collateral from an enforcement action are first shared ratably among the lenders under the Credit Facility based upon the relevant amounts due and payable to such lenders and second are shared ratably among the holders of liens on the notes (including the holders of the notes to the extent secured at such time by the Collateral giving rise to such proceeds) based upon the relevant amounts due and payable to such holders. Amendments to the intercreditor agreement necessary to permit the incurrence of additional indebtedness secured by the Collateral and to add additional secured parties thereto may be made without the consent of the trustee or the holders of the notes insofar as the foregoing is not prohibited by the indenture. Furthermore, the trustee and the noteholders waived any right to contest or challenge the validity, priority, perfection or enforceability of any first priority lien or the intercreditor provisions related thereto.

The rights and remedies of the trustee under the Security Documents include the right of the trustee to sell the Collateral and to apply the net proceeds to the notes in accordance with the terms of the indenture and the Security Documents, in all cases subject to the Intercreditor Agreement.

The ability to foreclose upon and sell any manufacturing facilities, warehouses, offices or other Collateral will be subject to the procedural and other restrictions of the relevant state’s real estate law or Uniform Commercial Code.

In the event of any proceeding against any Guarantor, if any, and its assets, the collateral agent with respect to any first priority lien or the trustee, as the case may be, will proceed by demand and foreclosure under the applicable Guarantee, if any. The trustee’s ability to realize upon the Collateral in this circumstance could be limited by the invocation of state-law suretyship defenses and laws relating to fraudulent conveyances or fraudulent transfers or similar laws affecting the rights of creditors generally.

Certain Bankruptcy Limitations.    Bankruptcy law could prevent the trustee from repossessing and disposing of, or otherwise exercising remedies in respect of, the Collateral upon the occurrence of an Event of Default if a bankruptcy proceeding were to be commenced by or against Dan River prior to the trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the United States Bankruptcy Code, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral. The court may find “adequate protection” if the debtor pays cash or grants additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the Collateral or whether or to what extent noteholders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.” In any event, the trustee’s and noteholders’ rights in any bankruptcy proceeding commenced by or against Dan River or any of its Subsidiaries including, without limitation, the right of the trustee and noteholders to seek adequate protection or to consent to certain actions taken by the lenders under any Credit Facility will be limited by the terms of the intercreditor agreement as discussed above.

The laws of the jurisdictions in which Dan River’s assets are located contain limitations on foreclosure that could delay or prevent realization pursuant to the Security Documents or discourage bidders at a foreclosure sale. These limitations may include, among others, (1) the right to reinstate the debt after commencement of foreclosure proceedings by paying any delinquent installments, costs and expenses incurred by the trustee; (2) the right to redeem the property after it has been sold in a foreclosure sale; (3) “one-action” rules which require a creditor to pursue its remedies against a defaulting debtor in a single action, and which, after a creditor determines to pursue a particular remedy, will deny that creditor any other remedy that it may have; and (4) anti-deficiency statutes which prohibit a creditor from seeking a deficiency judgment following a non-judicial foreclosure sale.

Redemption

Optional Redemption.    At any time, Dan River may at its option redeem all or part of the notes at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) as determined by the Quotation Agent, the sum of the present value of the principal amount of such notes at April 15, 2009 plus the present value of the remaining scheduled payments of interest on such notes to and including April 15, 2009 discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together in either case with accrued and unpaid interest, if any, to the date of redemption.

Optional Redemption Upon Equity Offerings.    At any time, or from time to time, on or prior to April 15, 2006, Dan River may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the notes issued under the indenture at a redemption price of 112.750% of the principal amount thereof plus accrued and unpaid interest to the date of redemption; provided that:

(1)    at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after any such redemption; and

(2)    Dan River makes such redemption not more than 120 days after the consummation of any such Equity Offering.

“Equity Offering” means a public or private offering of Qualified Capital Stock of Dan River.

Selection and Notice of Redemption

In the event that Dan River chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee either:

(1)    in compliance with the requirements of the national securities exchange, if any, on which the notes are listed; or

(2)    if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of a principal amount of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as Dan River has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption.

Repurchase of Notes at the Option of the Holder from Excess Cash Flow

If on the last day of each fiscal year of Dan River (each, a “Measurement Date”), Dan River:

(1)    has any Term Loan Indebtedness outstanding,

(2)    has Excess Cash Flow for the fiscal year ended on such Measurement Date, and

(3)    after giving effect to any repayment of Term Loan Indebtedness and/or Excess Cash Flow Offer (each as described below) (assuming Dan River repurchases the maximum amount of notes possible in such offer), the sum of Dan River’s cash, Cash Equivalents and amounts available for borrowing under the revolving credit portion of its Credit Facilities (after giving effect to any borrowing base limitations) would be equal to or greater than $38.0 million (the “Minimum Liquidity”), then Dan River will, no later than the Excess Cash Flow Offer Date, apply an amount (the “Initial Excess Cash Flow Amount”) equal to (a) 75% of the Excess Cash Flow for such fiscal year to prepay, repay, redeem or repurchase (and permanently reduce the commitments under) Term Loan Indebtedness (whether or not required by the terms of the documentation governing such Term Loan Indebtedness), and (b) 25% of the Excess Cash Flow for such fiscal year (or, if less, the amount equal to the difference between (i) 75% of the Excess Cash Flow for such fiscal year and (ii) the amount used to prepay, repay, redeem or repurchase Term Loan Indebtedness pursuant to clause (a) hereof) to make an offer (an “Excess Cash Flow Offer”) to the holders of notes and any other Indebtedness ranking equally with the notes and having similar provisions requiring Dan River to prepay, repay, redeem or repurchase such Indebtedness from Excess Cash Flow to purchase on a pro rata basis in proportion to the respective principal amounts (or accreted value, in the case of Indebtedness other than the notes issued with original issue discount) of the notes and such other Indebtedness then outstanding at a purchase price in cash equal to 100% of the principal amount (or accreted value, in the case of Indebtedness other than the notes issued with original issue discount) of the notes or such other Indebtedness to be purchased (the “Excess Cash Flow Purchase Price”), together with accrued and unpaid interest thereon to the date fixed for the purchase of the notes pursuant to such Excess Cash Flow Offer in accordance with the terms of the indenture. In connection with any prepayment, repayment, redemption or repurchase of Term Loan Indebtedness pursuant to clause (a) above, Dan River will permanently retire such

Indebtedness and will cause the related loan commitments (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, redeemed or repurchased.

If on any Measurement Date, Dan River (a) has no Term Loan Indebtedness outstanding, (b) has Excess Cash Flow for the fiscal year ending on such Measurement Date, and (c) after giving effect to any Excess Cash Flow Offer contemplated hereby would have Minimum Liquidity, then Dan River will, no later than the Excess Cash Flow Offer Date, apply an amount (the “Reduced Excess Cash Flow Amount”) equal to 25% of the Excess Cash Flow for such fiscal year to make an Excess Cash Flow Offer to the holders of notes and such other Indebtedness ranking equally with the notes and having similar provisions requiring Dan River to prepay, repay, redeem or repurchase such Indebtedness from Excess Cash Flow to purchase on a pro rata basis in proportion to the respective principal amounts (or accreted value, in the case of Indebtedness other than the notes issued with original issue discount) of the notes and such other Indebtedness then outstanding at a purchase price in cash equal to the Excess Cash Flow Purchase Price, together with accrued and unpaid interest thereon to the date fixed for the purchase of the notes pursuant to such Excess Cash Flow Offer in accordance with the terms of the indenture.

Notwithstanding that a repayment of Term Loan Indebtedness may not be required by the provisions of this covenant, nothing in this covenant will be construed to prohibit the prepayment, repayment, redemption or repurchase of any Term Loan Indebtedness (whether or not required by the terms of the documentation governing such Term Loan Indebtedness).

Notwithstanding the foregoing, Dan River will not be required to make an Excess Cash Flow Offer to purchase notes pursuant to this covenant if the then available Initial Excess Cash Flow Amount or Reduced Excess Cash Flow Amount (each, an “Excess Cash Flow Amount”), as the case may be, is less than $2.0 million.

Each Excess Cash Flow Offer will be required to remain open for 20 Business Days following its commencement. Upon the expiration of that period, Dan River will promptly (and in any case, within three Business Days following such expiration) apply the applicable Excess Cash Flow Offer Amount plus accrued and unpaid interest thereon to the purchase of all notes and any such other Indebtedness validly tendered pursuant to an Excess Cash Flow Offer for the Excess Cash Purchase Price. If the aggregate principal amount of notes tendered pursuant to an Excess Cash Flow Offer exceeds the Excess Cash Flow Offer Amount with respect thereto, Dan River will purchase such notes, or portions thereof tendered, pro rata or by such other method as may be required by law. If the aggregate amount of notes and such other Indebtedness tendered pursuant to any Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, Dan River may use any remaining Excess Cash Flow Amount for any purposes not prohibited by the indenture.

Any Excess Cash Flow Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations will not in and of itself cause a breach of our obligations under such covenant.

Change of Control

Upon the occurrence of a Change of Control unless Dan River has exercised its right to redeem the notes as described under “Redemption—Optional Redemption,” each holder of notes will have the right to require that Dan River purchase all or a portion (equal to $1,000 or an integral multiple of $1,000) of such holder’s notes pursuant to the offer described below, at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

Within 30 days following the Change of Control, Dan River must send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will set forth the terms of the Change of Control offer. This notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law. Holders of notes electing to have all or a portion of a note purchased pursuant to a Change of Control offer must surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control payment date.

Dan River will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by Dan River, and purchases all notes validly tendered and not withdrawn under such Change of Control offer.

If a Change of Control offer is made, there can be no assurance that Dan River will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by the holders of notes seeking to accept the Change of Control offer. In the event Dan River is required to purchase outstanding notes pursuant to a Change of Control offer, Dan River expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Dan River would be able to obtain such financing. Dan River’s senior credit facility will not permit Dan River to make a Change of Control offer and, in order to make such offer, Dan River would be required to repay in full all amounts outstanding under this credit facility or to seek a waiver from the lenders under this credit facility to permit the Change of Control offer. In addition, a Change of Control will be an event of default under Dan River’s senior credit facility and would entitle the lenders to accelerate all amounts due under this credit facility. Other agreements relating to indebtedness to which Dan River may become a party, including future Credit Facilities, may contain similar restrictions and provisions. Accordingly, the right of the holders of the notes to require Dan River to repurchase the notes upon a Change of Control may be of limited value if Dan River cannot obtain the required approval under its senior credit facility. The failure of Dan River to make or consummate the Change of Control offer or pay the applicable Change of Control payment when due would result in an Event of Default and would give the trustee and the holders of the notes the rights described under “—Events of Default.”

Neither the board of directors of Dan River or any committee thereof nor the trustee may waive the covenant relating to a note holder’s right to redemption upon a Change of Control.

Dan River will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, Dan River will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the indenture by virtue thereof.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Dan River and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Dan River to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Dan River and its Restricted Subsidiaries taken as a whole to another person or group may be uncertain. See “Risk Factors–We are not required by the change of control provisions in the indenture to repurchase the new notes if we sell assets that do not constitute “substantially all” of our assets under the indenture. Whether any given sale of assets constitutes a sale of “substantially all” of our assets is subject to uncertainty, which could make it difficult for noteholders to determine whether a change of control has occurred.”

Certain Covenants

The following is a description of the material covenants contained in the indenture:

Limitation on Incurrence of Additional Indebtedness.    (a) Dan River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise (collectively, “incur”), with respect to any Indebtedness (other than Permitted Indebtedness); provided, however, that Dan River or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) or issue Disqualified Capital Stock and any Restricted Subsidiary of Dan River that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Dan River is greater than 2.25 to 1.0.

(b)    Dan River will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of Dan River or such Guarantor, as the case may be, unless such Indebtedness is also by its terms, or by the terms of any agreement governing such Indebtedness, made expressly subordinate to the notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Dan River or such Guarantor, as the case may be.

Limitation on Restricted Payments.    Dan River will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly (each of the actions set forth in clauses (1), (2), (3) and (4) below being referred to as a “Restricted Payment”):

(1)    declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Dan River) on or in respect of Dan River’s shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock, any partnership, membership or other equity interests, and all options, warrants, or other rights to purchase or acquire any of the foregoing, which we refer to collectively as capital stock, to holders of such capital stock in their capacity as such;

(2)    purchase, redeem or otherwise acquire or retire for value any capital stock of Dan River;

(3)    make any principal payment on, purchase, defease, redeem, prepay, or otherwise acquire or retire for value, prior to the stated maturity thereof, any Subordinated Indebtedness other than:

•	Indebtedness permitted under clauses (7) and (8) of the definition of “Permitted Indebtedness” or

•	the purchase, repurchase or other acquisition of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(4)    make any Investment, other than Permitted Investments;

if at the time of such Restricted Payment or immediately after giving effect thereto,

(i)    a Default or an Event of Default has occurred and is continuing; or

(ii)    Dan River is not able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(iii)    the aggregate amount of Restricted Payments (excluding Restricted Payments permitted by clauses (2), (3), (5), (7) and (8) of the next paragraph) made subsequent to April 15, 2003 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the board of directors of Dan River or any duly authorized committee thereof) will exceed the sum (the “Restricted Payments Basket”) of:

(a)    50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of Dan River from the beginning of the fiscal quarter in which the notes were originally issued to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(b)    100% of the aggregate net proceeds, including the fair market value of property, received by Dan River from any person, other than a Subsidiary of Dan River, from the issuance and sale subsequent to April 15, 2003 and on or prior to the Reference Date of

(1)    Qualified Capital Stock of Dan River,

(2)    warrants, options or other rights to acquire Qualified Capital Stock of Dan River, but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock, or

(3)    convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable debt securities of Dan River upon conversion into or exchange for such Qualified Capital Stock (other than Qualified Capital Stock or debt securities sold to a Restricted Subsidiary of Dan River); plus

(c)    without duplication of any amounts included in clause (iii)(b) above, 100% of the aggregate net proceeds of any equity contribution received by Dan River from a holder of Dan River’s capital stock subsequent to April 15, 2003 and on or prior to the Reference Date; plus

(d)    without duplication, the sum of:

(1)    the aggregate amount returned in cash or property on or with respect to Investments, other than Permitted Investments, made subsequent to April 15, 2003 whether through interest payments, principal payments, dividends or other distributions or payments, repurchases, redemptions or otherwise;

(2)    the net proceeds received by Dan River or any of its Restricted Subsidiaries from the disposition, other than to a Restricted Subsidiary of Dan River, of all or any portion of such Investments; and

(3)    upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary as of the date of such redesignation;

provided, however, that the sum of clauses (1), (2) and (3) above will not exceed the aggregate amount of all such Investments made subsequent to April 15, 2003.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)    the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)    the redemption, repurchase, retirement, defeasance or other acquisition of any shares of capital stock of Dan River, either

(a)    solely in exchange for shares of Qualified Capital Stock of Dan River or

(b)    through the application of net proceeds of a substantially concurrent sale for cash, other than to a Restricted Subsidiary of Dan River, of shares of Qualified Capital Stock of Dan River;

(3)    the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness either

(a)    solely in exchange for shares of Qualified Capital Stock of Dan River, or

(b)    through the application of net proceeds of a substantially concurrent sale for cash, other than to a Restricted Subsidiary of Dan River, of

•	shares of Qualified Capital Stock of Dan River or

•	Refinancing Indebtedness;

(4)    the redemption, repurchase, retirement, defeasance or other acquisition by Dan River of Qualified Capital Stock from any current or former officer, director and employee of Dan River or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of such officer’s or employee’s employment or of such director’s service on the board of Dan River in an aggregate amount not to exceed $2.0 million in any calendar year;

(5)    repurchases of capital stock deemed to occur upon

(a)    the exercise of stock options if such capital stock represents a portion of the exercise price thereof and

(b)    the withholding of a portion of the capital stock granted or awarded to an employee to pay taxes associated therewith;

(6)    payments or distributions to shareholders pursuant to appraisal rights in respect of up to 10% of the capital stock of Dan River or any of its Restricted Subsidiaries required by law in connection with a consolidation, merger or transfer of assets that complies with the covenant described under “—Merger, Consolidation and Sale of Assets”;

(7)    the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of Dan River issued in accordance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness” to the extent such dividends are included in the definition of Consolidated Fixed Charges; and

(8)    so long as no Default or Event of Default will have occurred and be continuing, other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (8), not to exceed $5.0 million.

No issuance and sale of Qualified Capital Stock pursuant to clause (2) or (3) of the immediately preceding paragraph will increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

Limitation on Asset Sales.    Dan River will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)    Dan River or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, as determined in good faith by Dan River’s board of directors or any duly authorized committee thereof;

(2)    at least 75% of the consideration received by Dan River or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash, Cash Equivalents and/or Replacement Assets, or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)    any liabilities, as shown on Dan River’s most recent consolidated balance sheet, of Dan River or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets pursuant to an agreement that releases Dan River or such Restricted Subsidiary from further liability or with respect to which the transferee has granted a full and complete indemnity to Dan River or such Restricted Subsidiary; and

(b)    any securities, notes or other obligations received by Dan River or any such Restricted Subsidiary from such transferee that are converted by Dan River or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion, within 180 days after receipt; and

(3)    upon the consummation of an Asset Sale, Dan River will apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(a)    in the case of any disposition of Collateral constituting an Asset Sale at any time the holders of notes have the benefit of a first priority lien on the Collateral,

(i)    to make an investment in Replacement Assets, which will be made subject to the lien of the indenture and the applicable Security Documents;

(ii)    to make capital expenditures in any Permitted Business, which will be made subject to the lien of the indenture and the applicable Security Documents to the extent it constitutes Collateral;

(iii)    to make Investments in Permitted Joint Ventures; and

(iv)    a combination of investment and expenditures permitted by the foregoing clauses (i) through (iii); and

(b)    in the case of any Asset Sale other than a disposition of Collateral at any time the holders of notes have the benefit of a first priority lien on the Collateral, or in the case of any Asset Sale at any other time,

(i)    to repay any Indebtedness under any Credit Facility and, in the case of any such Indebtedness repaid under a revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility to the extent that such Net Cash Proceeds are not reborrowed and applied as contemplated by any other clause hereof within such 365-day period;

(ii)    to repay or repurchase any secured Indebtedness;

(iii)    to repay or repurchase any Indebtedness of a Restricted Subsidiary that is not a Guarantor;

(iv)    to repay or repurchase any Indebtedness with a final stated maturity that is prior to the final stated maturity of the notes;

(v)    to make a capital expenditure;

(vi)    to acquire other long-term assets that are used or useful in a Permitted Business;

(vii)    to acquire all or substantially all of the assets of, or a majority of the voting stock of, a Permitted Business, including by means of a merger, consolidation or other business combination permitted under the indenture; or

(viii)    a combination of prepayment and investment permitted by the foregoing clauses (i) through (vii).

When the Net Proceeds from Asset Sales not applied or invested as provided in the preceding paragraph total $10.0 million or more, Dan River will, within 30 days, make an offer to all holders of notes, and, at Dan River’s option, to all holders of other Indebtedness that is pari passu with the notes, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of such Net Proceeds. The offer price in any Net Proceeds offer will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by Dan River or any Restricted Subsidiary of Dan River, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than as contemplated by clause 2(b) above and other than interest received with respect to any such non-cash consideration), then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this covenant.

In the event of the transfer of substantially all, but not all, of the property and assets of Dan River and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under “—Merger, Consolidation and Sale of Assets”, which transaction does not constitute a Change of Control, the successor corporation will be deemed to have sold the properties and assets of Dan River and its Restricted Subsidiaries not so transferred for purposes of this covenant, and will comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Dan River or its Restricted Subsidiaries deemed to be sold will be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds offer will be mailed to the record holders of notes as shown on the register of note holders within 30 days following the date on which the Net Proceeds not applied pursuant to the covenant total $10.0 million or more, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds offer, holders of notes may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent the aggregate principal amount of notes and other pari passu Indebtedness tendered exceed the Net Proceeds offer amount, notes and pari passu Indebtedness will be purchased on a pro rata basis based on amounts tendered. A Net Proceeds offer will remain open for a period of 20 business days or such longer period as may be required by law.

If any Net Proceeds remain after consummation of a Net Proceeds offer, Dan River may use those proceeds for any purpose not otherwise prohibited by the indenture. Upon completion of each Net Proceeds offer, the excess Net Proceeds amount will be reset at zero.

Dan River will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations in each case to the extent applicable in connection with the repurchase of notes pursuant to a Net Proceeds offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, Dan River will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Asset Sale” provisions of the indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    Dan River will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Dan River to:

(1)    pay dividends or make any other distributions on or in respect of its capital stock to Dan River or any of its Restricted Subsidiaries;

(2)    make loans or advances to Dan River or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to Dan River or any other Restricted Subsidiary of Dan River; or

(3)    transfer any of its property or assets to Dan River or any other Restricted Subsidiary of Dan River,

except in each case for such encumbrances or restrictions existing under or by reason of:

(a)    applicable law, rule, regulation or order;

(b)    the indenture, the notes and the Guarantees, if any, or other encumbrances or restrictions substantially similar to the other encumbrances or restrictions contained in the indenture, the notes and the Guarantees, if any, taken as a whole;

(c)    any Credit Facility;

(d)    customary non assignment provisions of any lease or other agreement entered into in the ordinary course of business;

(e)    any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired;

(f)    agreements existing on April 15, 2003;

(g)    restrictions on the transfer of assets subject to any lien permitted under the indenture imposed by the holder of such lien;

(h)    any agreements to sell assets or capital stock or other similar agreements permitted under the indenture to any person pending the closing of such sale;

(i)    customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(j)    an agreement or agreements governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (c), (e) or (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such new agreement or agreements, taken as a whole, are no less favorable to Dan River in any material respect than the provisions relating to such encumbrance or restriction contained in the applicable agreement or agreements referred to in such clause;

(k)    Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive, taken as a whole, in any material respect than those contained in the agreements governing the Indebtedness being refinanced;

(l)    liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such liens;

(m)    any agreement pursuant to which Indebtedness was issued if

•	the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness,

•	the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by Dan River) and

•	Dan River determines that any such encumbrance or restriction will not materially affect Dan River’s ability to make principal or interest payments on the notes;

(n)    Indebtedness permitted to be incurred subsequent to the date of the indenture pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Additional Indebtedness”; provided that such encumbrances or restrictions are no less favorable to Dan River, taken as a whole, in any material respect than the encumbrances or restrictions contained in the Credit Facilities as in effect on April 15, 2003;

(o)    Indebtedness of Foreign Subsidiaries permitted to be incurred subsequent to the date of the indenture pursuant to the provisions of the covenant described above under the caption “—Limitation on Incurrence of Additional Indebtedness,” including, without limitation, pursuant to the definition of Permitted Indebtedness; and

(p)    any Receivables Program of a Receivables Subsidiary; provided that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger at the time of entering into such Receivables Program in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof.

Limitation on Preferred Stock of Restricted Subsidiaries.    Dan River will not permit any of its Restricted Subsidiaries that is not a Guarantor to issue any preferred stock other than to Dan River or to a Wholly Owned Restricted Subsidiary of Dan River or permit any person other than Dan River or a Wholly Owned Restricted Subsidiary of Dan River to own any preferred stock of any Restricted Subsidiary of Dan River that is not a Guarantor.

Limitation on Liens.    Dan River will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any liens, other than Permitted Liens, of any kind securing Indebtedness, Attributable Debt or trade payables, upon any assets of Dan River or any of its Restricted Subsidiaries whether owned on April 15, 2003 or acquired after April 15, 2003, or any proceeds therefrom unless:

•	in the case of liens securing Subordinated Indebtedness, the notes or the Guarantees, if any, as the case may be, are secured by a lien on such assets or proceeds that are senior in priority to such liens; and

•	in all other cases, the notes or the Guarantees, if any, as the case may be, are equally and ratably secured;

in each case for so long as such Indebtedness, Attributable Debt or trade payables are so secured.

Merger, Consolidation and Sale of Assets.    Dan River will not, in a single transaction or series of related transactions, consolidate or merge with or into any person or dispose of or cause or permit any Restricted Subsidiary of Dan River to dispose of all or substantially all of Dan River’s assets (determined on a consolidated basis for Dan River and Dan River’s Restricted Subsidiaries, taken as a whole) whether as an entirety or substantially as an entirety to any person unless:

(1)    either:

(a)    Dan River will be the surviving or continuing corporation; or

(b)    the person, if other than Dan River, formed by such consolidation or merger or the person which acquires such assets by disposition of all or substantially all of Dan River’s assets (determined on a consolidated basis for Dan River and its Restricted Subsidiaries, taken as a whole) whether as an entirety or substantially as an entirety (the “Surviving Entity”):

(x)    will be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia;

(y)    will expressly assume, by supplemental indenture in form and substance reasonably satisfactory to the trustee, executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture and the Registration Rights Agreement to be performed by Dan River; and

(z)    will expressly assume, by Security Documents in form and substance reasonably satisfactory to the trustee, executed and delivered to the trustee, the due and punctual performance of every covenant and obligation under the Security Documents to be performed by Dan River.

(2)    immediately after giving effect to such transaction, Dan River or such Surviving Entity, as the case may be, will be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the “—Limitation on Incurrence of Additional Indebtedness” covenant;

(3)    immediately before and immediately after giving effect to such transaction no Default or Event of Default will have occurred or be continuing; and

(4)    Dan River or the Surviving Entity will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such disposition and, if a supplemental indenture or any Security Documents are required in connection with such transaction, such supplemental indenture or Security Documents, as the case may be, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

Notwithstanding the foregoing, clause (2) above will not be applicable to:

•	a merger of Dan River with or into a Restricted Subsidiary,

•	the disposition of all or substantially all of Dan River’s assets (determined on a consolidated basis for Dan River and its Restricted Subsidiaries, taken as a whole) whether as an entirety or substantially as an entirety among Dan River and any of its Restricted Subsidiaries or

•	the merger of Dan River with or into an Affiliate if, in the good faith determination of the board of directors or a duly authorized committee thereof, the principal purpose of such merger is to change the state of incorporation of Dan River.

For purposes of the foregoing, the disposition in a single transaction or series of transactions of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Dan River, the capital stock of which constitutes all or substantially all of the properties and assets of Dan River, will be deemed to be the transfer of all or substantially all of the properties and assets of Dan River.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Dan River in accordance with the foregoing in which Dan River is not the continuing corporation, the successor person formed by such consolidation or into which Dan River is merged or to which such transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Dan River under the indenture, the notes and the Registration Rights Agreement with the same effect as if such Surviving Entity had been named as such.

Limitations on Transactions with Affiliates.    Dan River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than:

•	Affiliate Transactions permitted under the third paragraph of this covenant and

•	Affiliate Transactions on terms taken as a whole that are no less favorable to Dan River or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person that is not an Affiliate of Dan River or such Restricted Subsidiary.

All Affiliate Transactions and each series of related Affiliate Transactions involving aggregate payments or other property with a fair market value in excess of $5.0 million will be approved by the board of directors or similar governing body, or a duly authorized committee thereof, of Dan River or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a copy of a resolution delivered to the trustee and certified by the Secretary or Assistant Secretary to have been duly adopted by the board of directors or similar governing body and to be in full force and effect on the date thereof, which we refer to as a board resolution, stating that such board of directors or a duly authorized committee thereof has determined that such transaction complies with the foregoing provisions. If Dan River or any Restricted Subsidiary of Dan River enters into an Affiliate Transaction or a series of related Affiliate Transactions that involves an aggregate fair market value of more than $15.0 million, Dan River or such Restricted Subsidiary, as the case may be, will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Dan River or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

The restrictions set forth in this covenant will not apply to:

(a)    any employment, compensation, benefit or indemnification agreement or arrangement, and any payments or other transactions pursuant thereto, entered into by Dan River or any of its Restricted Subsidiaries in the ordinary course of business with an officer, employee or director and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;

(b)    transactions between or among Dan River and/or any of its Restricted Subsidiaries, including any person that becomes a Restricted Subsidiary as a result of such transaction;

(c)    any agreement as in effect as of April 15, 2003 or any amendment thereto or any transaction contemplated thereby, including pursuant to any amendment thereto, in any replacement agreement thereto so long as any such amendment or replacement agreement taken as a whole is not more disadvantageous to the holders of notes in any material respect than the original agreement as in effect on April 15, 2003;

(d)    payment of fees to directors who are not employees of Dan River;

(e)    sales of capital stock, other than Disqualified Capital Stock, to Affiliates of Dan River;

(f)    loans or advances to employees or consultants in the ordinary course of business of Dan River or its Restricted Subsidiaries;

(g)    in the case of joint ventures in which Dan River or any Restricted Subsidiary has an interest, so long as the other parties to the joint venture that are not Affiliates of Dan River own at least 50% of the equity of such joint venture, transactions between such joint venture and Dan River or any Restricted Subsidiary;

(h)    Restricted Payments permitted by the indenture; or

(i)    transactions between a Receivables Subsidiary and any person in which the Receivables Subsidiary has an Investment or any other transactions in connection with a Receivables Program of Dan River or a Restricted Subsidiary.

Limitation of Guarantees by Restricted Subsidiaries.    Dan River will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of Dan River or any other Restricted Subsidiary of Dan River (other than: (1) Permitted Indebtedness of a Restricted Subsidiary of Dan River; (2) Indebtedness under Currency Agreements in reliance on clause (5) of the definition of Permitted Indebtedness; (3) Interest Swap Agreements entered into in reliance on clause (4) of the definition of Permitted Indebtedness; or (4) Indebtedness under Commodity Agreements incurred in reliance on clause (6) of the definition of Permitted Indebtedness) unless, in any such case:

(1)    such Restricted Subsidiary executes and delivers a supplemental indenture to the indenture, providing a senior unsecured guarantee of payment of the notes by such Restricted Subsidiary; and

(2)    if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee provided by such Restricted Subsidiary in respect of such subordinated Indebtedness will be subordinated to the Guarantee.

Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the notes will provide by its terms that it will be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder of the notes, upon:

(1)    the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph;

(2)    upon the legal defeasance of the notes as described below under the caption “—Legal Defeasance and Covenant Defeasance”;

(3)    upon:

•	the merger of any Guarantor into Dan River,

•	the dissolution of any Guarantor into Dan River or

•	the transfer of all or substantially all of the assets of any Guarantor to Dan River; or

(4)    upon the sale or other disposition of all or substantially all of the assets of, or the sale of all of the capital stock of, or other disposition, by merger or otherwise, to any person which is not a Restricted Subsidiary of Dan River of all of Dan River’s capital stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that:

•	such sale or disposition of such capital stock or assets is otherwise in compliance with the terms of the indenture and

•	such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

Dan River currently has no intention to permit any of its Restricted Subsidiaries to guarantee the payment of any Indebtedness that would require Dan River to cause such Restricted Subsidiary to execute and deliver a Guarantee as provided above. Consequently, Dan River currently believes that it is unlikely that any such Guarantee will be executed in the future or that the notes will in the future be guaranteed by any of its Subsidiaries.

Conduct of Business.    Dan River and its Restricted Subsidiaries will not engage in any business other than a Permitted Business, except to the extent as would not be material to Dan River and its Restricted Subsidiaries taken as a whole.

Payments for Consent.    Dan River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders.    The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, Dan River will furnish the holders of notes:

(a)    all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Dan River were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Dan River and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by Dan River’s certified independent accountants; and

(b)    all current reports that would be required to be filed with the Commission on Form 8-K if Dan River were required to file such reports,

in each case within the time periods specified in the Commission’s rules and regulations.

In addition, following the consummation of this exchange offer, whether or not required by the rules and regulations of the Commission, Dan River will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Dan River has agreed that, for so long as any notes remain outstanding, it will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

The following events will be defined in the indenture as “Events of Default”:

(1)    the failure to pay interest on any note when the same becomes due and payable and the default continues for a period of 30 days;

(2)    the failure to pay the principal of, or premium if any, on any notes, when such principal or premium becomes due and payable, at maturity, upon redemption or otherwise;

(3)    a default under any other covenant or agreement contained in the indenture, which default continues for a period of 60 days after Dan River receives written notice specifying the default from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)    the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of Dan River or any Restricted Subsidiary of Dan River, or the acceleration of the final stated maturity of any such Indebtedness if in either case the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated aggregates $10.0 million or more at any time provided that, in each case, such Indebtedness has not been discharged in full or such acceleration rescinded or annulled within twenty (20) days of such payment default or acceleration;

(5)    one or more judgments in an aggregate amount in excess of $10.0 million will have been rendered against Dan River or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)    certain events of bankruptcy affecting Dan River or any of its Significant Subsidiaries;

(7)    any Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture);

(8)    a default by Dan River or any Guarantor in the performance of any of their respective obligations under the Security Documents that materially and adversely affects the enforceability, validity, perfection or priority of the lien on the Collateral or that adversely affects the condition or value of the Collateral, taken as a whole, in any material respect, which default continues for a period of 30 days after Dan River receives written notice specifying the default from the trustee or holders of at least 25% of the outstanding principal amount of the notes; or

(9)    except as permitted by the Security Documents (or any replacement thereof), any amendments thereto and the provisions of the indenture, any of the Security Documents (or any replacement thereof) is repudiated or disaffirmed by Dan River or any Restricted Subsidiary or ceases to be in full force and effect or ceases to be effective, in all material respects, to create the lien purported to be created in the Collateral in favor of the holders of the notes, which repudiation, disaffirmation or cessation continues for 30 days after Dan River receives written notice specifying the default from the trustee or holders of at least 25% of the outstanding principal amount of the notes.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to Dan River) will occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to Dan River and the trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same will become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to Dan River occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration, subject to certain conditions, and its consequences.

No such rescission will affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of the notes, unless such holders of the notes have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Under the indenture, Dan River is required to provide an officers’ certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers will provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

Dan River may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that Dan River and the Guarantors, if any, will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(a)    the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(b)    Dan River’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(c)    the rights, powers, trust, duties and immunities of the trustee and Dan River’s and the Guarantors’, if any, obligations in connection therewith; and

(d)    the Legal Defeasance provisions of the indenture.

In addition, Dan River may, at its option and at any time, elect to have the obligations of Dan River released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)    Dan River must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be and Dan River must specify whether the notes are being defeased to maturity or to a particular redemption date;

(b)    in the case of Legal Defeasance, Dan River will have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(1)    Dan River has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2)    since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)    in the case of Covenant Defeasance, Dan River will have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)    no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any lien securing such borrowings);

(e)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Dan River or any of its Restricted Subsidiaries is a party or by which Dan River or any its Restricted Subsidiaries is bound;

(f)    Dan River will have delivered to the trustee an officers’ certificate stating that the deposit was not made by Dan River with the intent of preferring the holders of the notes over any other creditors of Dan River or with the intent of defeating, hindering, delaying or defrauding any other creditors of Dan River or others;

(g)    Dan River will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(h)    certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (b) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year, or are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Dan River.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

(a)    either:

(1)    all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Dan River and thereafter repaid to Dan River or discharged from such trust) have been delivered to the trustee for cancellation; or

(2)    all notes not theretofore delivered to the trustee for cancellation (x) have become due and payable by reason of the mailing of a notice of redemption or otherwise or (y) will become due and payable within one year, or are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Dan River, and Dan River or any Guarantor has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Dan River directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b)    no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Dan River or any Guarantor, if any, is a party or by which Dan River or any Guarantor, if any, is bound;

(c)    Dan River or any Guarantor has paid all other sums payable under the indenture by Dan River or such Guarantor; and

(d)    Dan River has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture and Security Documents

From time to time, Dan River, the trustee and the Guarantors, if any, without the consent of the holders of the notes, may amend the indenture or the Security Documents for certain specified purposes, including:

•	curing ambiguities, omissions, defects or inconsistencies;

•	to make any change that would provide additional rights or benefits to the holders of the notes;

•	to comply with the TIA;

so long as such change does not adversely affect the rights of any of the holders of the notes in any material respect. Other amendments of the indenture or the Security Documents (except as otherwise described herein) and waivers of compliance with any provision of the notes may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder of the notes affected thereby, no amendment or waiver may:

(a)    reduce the amount of notes whose holders must consent to an amendment or waiver;

(b)    reduce the rate of or change the time for payment of interest, including defaulted interest, on any notes;

(c)    reduce the principal of or change the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(d)    make any notes payable in money other than that stated in the notes;

(e)    make any change in provisions of the indenture protecting the right of each holder of the notes to receive payment of principal of and interest on such note on or after the due date thereof, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

(f)    after Dan River’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of Dan River to make and consummate a Change of Control Offer in the event of a Change of Control, make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated, make and consummate an Excess Cash Flow Offer pursuant to the “Repurchase of Notes at the Option of the Holder from Excess Cash Flow,” after such Change of Control has occurred, such Asset Sale has been consummated or such Excess Cash Flow Offer is required to be made, modify any of the provisions or definitions with respect thereto;

(g)    change any provision of the indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner materially adverse to the holders of the notes; or

(h)    release a Guarantor, if any, that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture otherwise in accordance with the terms of the indenture.

For so long as Dan River has Indebtedness outstanding under any Credit Facility that is secured by a first priority lien, the Security Documents may be amended to conform to any amendment to the security agreements relating to such Credit Facility without the consent of the noteholders or the trustee unless at that time the holders of notes have the benefit of a first priority lien on the Collateral.

Governing Law

The indenture provides that it, the notes and the Guarantees, if any, will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of Dan River, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict within 90 days or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a person or any of its Subsidiaries existing at the time such person becomes a Restricted Subsidiary of Dan River or at the time it merges or consolidates with or into Dan River or any of its Restricted Subsidiaries or is assumed by Dan River or any of its Restricted Subsidiaries in connection with the acquisition of assets from such person, and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of Dan River or such acquisition, merger or consolidation but excluding Indebtedness of such other person that is extinguished, retired or repaid concurrently with such other person becoming a Restricted Subsidiary of, or at the time it is merged into or consolidated with, such specified person.

“Affiliate” means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, no person (other than Dan River or any Subsidiary of Dan River) in whom a Receivables Subsidiary makes an Investment in connection with a Receivables Program will be deemed to be an Affiliate of Dan River or any of its Subsidiaries solely by reason of such Investment.

“Asset Acquisition” means (1) an Investment by Dan River or any Restricted Subsidiary of Dan River in any other person pursuant to which such person will become a Restricted Subsidiary of Dan River or any Restricted Subsidiary of Dan River, or will be merged with or into Dan River or any Restricted Subsidiary of Dan River, or (2) the acquisition by Dan River or any Restricted Subsidiary of Dan River of the assets of any person (other than a Restricted Subsidiary of Dan River) which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Dan River or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than Dan River or a

Restricted Subsidiary of Dan River (including any person that becomes a Restricted Subsidiary in connection with such transaction) of: (1) any capital stock of any Restricted Subsidiary of Dan River; or (2) any other property or assets of Dan River or any Restricted Subsidiary of Dan River other than in the ordinary course of business; provided, however, that asset sales or other dispositions will not include: (a) a transaction or series of related transactions for which Dan River or its Restricted Subsidiaries receive aggregate consideration of less than $2.5 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Dan River as permitted under “Merger, Consolidation and Sale of Assets;” (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenants or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business; (e) the sale or other disposition of cash or Cash Equivalents; (f) any sale or lease of equipment or inventory in the ordinary course of business; (g) any sale or disposition deemed to occur in connection with creating, granting or exercising remedies in respect of any Permitted Liens or liens required pursuant to the “—Limitation on Liens” covenant; (h) sales of assets by Dan River or any Restricted Subsidiary upon the foreclosure on a lien; (i) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business; (j) any sale or other disposition of Receivables and Related Assets pursuant to or in connection with a Receivables Program; and (k) sale, lease or other disposition of obsolete, worn out or damaged equipment or inventory.

“Attributable Debt,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the rate of interest implicit in such lease, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(1)    85% of the aggregate book value of all accounts receivable of Dan River and its Restricted Subsidiaries (other than any Receivables Subsidiary) as of the end of the most recent fiscal quarter preceding such date; and

(2)    60% of the aggregate book value of all inventory owned by Dan River and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date,

all calculated on a consolidated basis and in accordance with GAAP.

“Capital Expenditures” means, for any period, all direct or indirect expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in accordance with GAAP, excluding (1) normal replacement and maintenance programs properly charged to current operations, and (2) the purchase price of equipment to the extent that the consideration therefor consists of used, worn out, damaged, obsolete or surplus equipment being traded in at such time or the proceeds of a concurrent sale of such used, worn out, damaged, obsolete or surplus equipment.

“Capitalized Lease Obligation” means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)    marketable direct obligations issued by, or unconditionally guaranteed or insured by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)    marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3)     commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating from S&P or Moody’s;

(4)     certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5)     repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (4) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)     investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)     any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Dan River to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture) other than to the Permitted Holders;

(2)     the approval by the holders of capital stock of Dan River, of any plan or proposal for the liquidation or dissolution of Dan River (whether or not otherwise in compliance with the provisions of the indenture);

(3)     any person or Group (other than the Permitted Holders and any entity formed for the purpose of owning capital stock of Dan River) will become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the voting stock of Dan River; or

(4)     the replacement of a majority of the board of directors of Dan River over a two-year period from the directors who constituted the board of directors of Dan River, at the beginning of such period, and such replacement will not have been approved by a vote of at least a majority of the board of directors of Dan River then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved.

Notwithstanding the foregoing, a transaction effected to create a holding company of Dan River will not be deemed to involve a Change of Control if (1) pursuant to such transaction Dan River becomes a Wholly Owned Subsidiary of such holding company and (2) no person or Group (other than the Permitted Holders and any entity formed for the purpose of owning capital stock of Dan River) will become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the voting stock of such holding company.

“Commodity Agreement” means with respect to any person any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by such person at the time incurred in the normal course of business and not for speculative purposes.

“Comparable Treasury Issue” means the U.S. Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Consolidated EBITDA” means, with respect to any person, for any period, the sum (without duplication) of:

(1)    Consolidated Net Income; and

(2)    to the extent Consolidated Net Income has been reduced thereby:

(a)     all income taxes of such person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period;

(b)     Consolidated Interest Expense;

(c)     an amount equal to any extraordinary loss plus any net loss realized by such person or any of its Restricted Subsidiaries in connection with an Asset Sale; and

(d)     Consolidated Non-Cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available to Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” will be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)    the incurrence, repayment, repurchase, redemption or retirement of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence, repayment, repurchase, redemption or retirement of other Indebtedness (and the application of the proceeds thereof), other than the incurrence, repayment, repurchase, redemption or retirement of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, redemption or retirement, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2)    any acquisitions or dispositions (including, without limitation, any acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the acquisition or disposition during the Four Quarter Period), including any related financing transactions, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such acquisition or disposition or related financing transaction (including the incurrence, assumption or liability for any such Acquired Indebtedness and the repayment, repurchase, redemption or retirement of any Indebtedness) occurred on the first day of the Four Quarter Period (such pro forma calculations to be made in accordance with Regulation S-X under the Securities Act). If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness;

(3)    acquisitions and dispositions that have been made by any person that has become a Restricted Subsidiary of Dan River or been merged with or into Dan River or any Restricted Subsidiary of Dan River during the Four Quarter Period, or subsequent to the Four Quarter Period but prior to the Transaction Date, will be calculated on a pro forma basis (such pro forma calculations to be made in accordance with Regulation S-X under the Securities Act), including all of the calculations referred to above, assuming that such acquisitions and dispositions had occurred on the first day of the reference period;

(4)    the interest attributable to Capitalized Lease Obligations, which will be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Dan River to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(5)    the consolidated interest expense attributable to interest on (A) any Indebtedness computed on a pro forma basis that was not outstanding during the period for which the computation is being made but which bears, at the option of such person, a fixed or floating rate of interest, will be computed by applying at the option of such person either the fixed or floating rate and (B) borrowings under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such borrowings during the applicable period;

(6)    the interest rate on any Indebtedness that bears a floating rate of interest will be calculated as if the weighted average interest rate that would have been applicable to such Indebtedness over the latest 12-month period ending on the last calendar month immediately prior to the Transaction Date had been the applicable rate on such Indebtedness for the entire reference period (taking into account any Interest Swap Agreements designed to protect such person or any of its Restricted Subsidiaries against fluctuations in interest rates (including any agreement that exchanges a fixed rate obligation for a floating rate obligation applicable to such Indebtedness if such Interest Swap Agreement has a remaining term in excess of 12 months));

(7)    the Consolidated EBITDA generated by operations that are permitted to be reported under discontinued operations, as determined in accordance with GAAP, will be excluded; and

(8)    the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified person or any of its Restricted Subsidiaries following the Transaction Date.

For purposes of this definition, wherever pro forma effect is given to a transaction, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of Dan River.

“Consolidated Fixed Charges” means, with respect to any person for any period, the sum, without duplication, of:

(1)    Consolidated Interest Expense; plus

(2)    the product of (x) the amount of all dividend payments on any series of preferred stock of such person and, to the extent permitted, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective combined federal, state and local income tax rate of such person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any person for any period, the sum of, without duplication:

(1)    the aggregate of the interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, net of any interest income, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Agreements; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2)    the interest component of Capitalized Lease Obligations recognized by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

and less, to the extent included in such total interest expense, the amortization during such period of other capitalized financing costs, including without limitation, capitalized financing costs incurred in connection with the repayment of Dan River’s 10 1/8% senior subordinated notes due 2003 and its existing credit agreement in connection with the offering of the notes; provided, however, that the aggregate amount of amortization relating to any such other capitalized financing costs deducted in calculating Consolidated Interest Expense will not exceed 5% of the aggregate amount of the financing giving rise to such capitalized financing costs.

“Consolidated Net Income” means, with respect to any person, for any period, the aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there will be excluded therefrom:

(1)    after-tax gains or losses realized in connection with Asset Sales or abandonments or reserves relating thereto;

(2)    after-tax items classified as extraordinary gains or losses;

(3)    the net income (but not loss) of any Restricted Subsidiary of the referent person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted (and such restriction has not been waived) by a contract, operation of law or otherwise, except that such net income will be included to the extent of the amount of dividends, distributions or loans paid in cash (or converted to cash) to the referent person or to a Restricted Subsidiary of the referent person;

(4)    the net income (or loss) of any person, other than a Restricted Subsidiary of the referent person, except that such net income will be included to the extent of dividends or distributions paid in cash (or to the extent converted into cash) to the referent person or to a Restricted Subsidiary of the referent person by such person; and

(5)    any restoration to income of any reserve, except to the extent that provision for such reserve reduced Consolidated Net Income accrued at any time following April 15, 2003;

and provided that the following will be added back to Consolidated Net Income to the extent they reduced Consolidated Net Income:

(1)    any non-cash goodwill impairment charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 142, as in effect on April 15, 2003;

(2)    any non-cash charges incurred subsequent to the date of the indenture relating to the underfunded portion of any pension plans; and

(3)    any non-cash charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 123, as in effect on April 15, 2003.

“Consolidated Non-Cash Charges” means, with respect to any person, for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges and expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement dated as of April 15, 2003 among Dan River, the lenders party thereto and Deutsche Bank Trust Company Americas, as agent, together with all documents related thereto (including, without limitation, any guarantee agreements and security documents)) (the “Credit Agreement”) providing for revolving credit loans, term loans or letters of credit and in each case, as such agreements may be amended, amended and restated, supplemented (including, without limitation, any agreement or agreements extending the maturity thereof), modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including, without limitation, increasing the amount of available borrowings, increasing interest rates and/or fees, adding additional collateral or adding Restricted Subsidiaries of Dan River as additional borrowers or guarantors) with respect to all or any portion of the Indebtedness under such agreement or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Dan River or any Restricted Subsidiary of Dan River against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the date that is 91 days after the date of the final maturity date of the notes.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of Dan River formed under the laws of the United States or any state of the United States or the District of Columbia.

“Excess Cash Flow” has the meaning assigned to such defined term in the Credit Agreement as in effect on April 15, 2003; provided that on and after the earlier to occur of (a) the first date on which no Term Loan Indebtedness is outstanding and (b) such defined term is modified or is no longer in effect under the Credit Agreement, “Excess Cash Flow” will mean, for any fiscal year, the Consolidated EBITDA of Dan River and its Restricted Subsidiaries for such fiscal year:

(1)    minus the cash portion and the portion consisting of original issue discount relating to the notes (whether issued on April 15, 2003 or thereafter in accordance with the terms of the indenture) of Consolidated Interest Expense of Dan River for such fiscal year,

(2)    minus all federal, state and foreign income taxes paid or payable in cash (without duplication) by Dan River and its Restricted Subsidiaries with respect to such fiscal year,

(3)    minus all Capital Expenditures made during such fiscal year by Dan River and its Restricted Subsidiaries,

(4)    minus an amount equal to the difference (if positive) between (a) $25 million and (b) the dollar amount of Capital Expenditures made during such fiscal year by Dan River and its Restricted Subsidiaries, provided that such amount was Invested by Dan River or any of its Restricted Subsidiaries in any Permitted Joint Venture,

(5)    minus scheduled principal payments at maturity with respect to Subordinated Indebtedness, and scheduled amortization payments and principal payments at maturity with respect to any other Indebtedness (excluding Indebtedness, other than revolving Indebtedness under any Credit Facility, the proceeds of which were used to finance Capital Expenditures or Permitted Joint Ventures as described in clause (3) or (4), above), in each case to the extent such Indebtedness was permitted to be incurred under the “Limitation on Incurrence of Additional Indebtedness” covenant,

(6)    minus any net increase in the difference between (x) current assets, other than cash and Cash Equivalents, and (y) current liabilities, excluding therefrom the current portion of any long term Indebtedness, of Dan River and its Restricted Subsidiaries since the most recent Measurement Date or, for fiscal year 2003, since the last Business Day of fiscal year 2002, and

(7)    plus any net decrease in the difference between (x) current assets, other than cash and Cash Equivalents, and (y) current liabilities, excluding therefrom the current portion of any long term Indebtedness, of Dan River and its Restricted Subsidiaries since the most recent Measurement Date or, for fiscal year 2003, since the last Business Day of fiscal year 2002.

“Excess Cash Flow Offer Date” means, subject to limited extensions, the earlier to occur of (1) the 120th day after the Measurement Date and (2) the tenth Business Day after the date on which annual financial information of Dan River is filed with the Commission in accordance with the requirements of the “Reports to Holders” covenant.

“fair market value” means, with respect to any asset or property, the value which could be negotiated in an arm’s-length transaction, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value will be determined by the board of directors of Dan River or a duly authorized committee thereof in good faith.

“First Priority Creditors” means the holders of Indebtedness permitted by clause (2) or (16) of the definition of “Permitted Indebtedness” and secured by a first priority lien on the Collateral in accordance with the “Limitation on Liens” covenant.

“Foreign Subsidiary” means any Restricted Subsidiary of Dan River that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of April 15, 2003.

“Guarantee” means a senior unsecured guarantee of the notes by a Guarantor.

“Guarantor” means each of Dan River’s Restricted Subsidiaries that after the date of the indenture executes a supplemental indenture in which such Restricted Subsidiary agrees to fully and unconditionally guarantee the notes in accordance with the terms of the indenture; provided that any person constituting a Guarantor as described above will cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the indenture.

“Indebtedness” means with respect to any person, without duplication:

(1)    all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness, which we refer to as obligations, of such person for borrowed money;

(2)    all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(3)    all Capitalized Lease Obligations of such person;

(4)    all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5)    all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than any letters of credit securing obligations entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if drawn upon, such drawing is reimbursed within five business days following receipt of a demand for reimbursement following payment on such letters of credit);

(6)    guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)    all obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(8)    all obligations under Interest Swap Agreements of such person; and

(9)    all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, if and to the extent any of the preceding items (other than letters of credit, Interest Swap Agreements and Disqualified Capital Stock) would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value will be determined reasonably and in good faith by the board of directors (or similar governing body) or a duly authorized committee thereof of the issuer of such Disqualified Capital Stock.

Notwithstanding the foregoing, “Indebtedness” will not include (A) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future or (B) deferred taxes.

The amount of any Indebtedness outstanding as of any date will be:

(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)    the principal amount of the Indebtedness, in the case of any other Indebtedness.

“Independent Financial Advisor” means a firm which, in the judgment of the board of directors of Dan River or a duly authorized committee thereof, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 15, 2003, by and among Dan River, the Restricted Subsidiaries of Dan River party thereto from time to time, the trustee, the representatives of the First Priority Creditors party thereto from time to time, and the representatives of any other Indebtedness secured by a lien on the Collateral (if any), substantially in the form attached to the indenture, as amended from time to time as permitted by the indenture.

“Interest Swap Agreements” means (1) any interest rate protection agreements or other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and (2) any other agreements or arrangements designed to protect against or manage exposure to fluctuations in interest rates.

“Investment” means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value by such person of any capital stock, Indebtedness or other securities issued by, any other person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” will exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on Dan River’s or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If Dan River or any Restricted Subsidiary of Dan River sells or otherwise disposes of any common stock of any direct or indirect Restricted Subsidiary of Dan River such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary, Dan River will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the common stock of such Restricted Subsidiary not sold or disposed of.

“Mortgage” means each mortgage, deed of trust or deed to secure debt (in each case as amended, amended and restated, supplemented, replaced and/or otherwise modified from time to time) substantially in the form attached to the indenture (including such provisions as will be necessary to conform such form to applicable law) required to be delivered with respect to each real property required to be mortgaged pursuant to the indenture and the Security Documents.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Dan River or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)    out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and any relocation expenses);

(2)    taxes paid or payable as a result of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)    repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale (other than the notes);

(4)    amounts required to be paid to any person (other than Dan River or any Restricted Subsidiary) owning a beneficial interest in or having a lien on the assets subject to the Asset Sale;

(5)    all distributions and other payments required to be made to non-majority interest holders in Restricted Subsidiaries as a result of such Asset Sale; and

(6)    appropriate amounts to be provided by Dan River or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Dan River or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1)    as to which neither Dan River nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)    no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Dan River or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness of Dan River or its Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.

“Permitted Business” means any business conducted by Dan River on the date of the indenture, any reasonable extension thereof, and any additional business reasonably related, incidental, ancillary or complementary thereto and any other business which would not be material to Dan River and its Restricted Subsidiaries taken as a whole.

“Permitted Holders” means Joseph L. Lanier, Jr., Richard L. Williams and Barry F. Shea and certain of their family members who beneficially own voting stock of Dan River on the date of the indenture (or, in the case of the death or incompetence of any such person or family member, the estate, heirs, executor, administrator, committee or other personal representative of such person or family member (collectively, “heirs”)) or any person controlled directly or indirectly, by such person or family member or his heirs.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)    Indebtedness under the notes issued on April 15, 2003 and the related guarantees, if any, and the exchange notes and the related guarantees, if any, to be issued in accordance with the registration rights agreement;

(2)    Indebtedness incurred pursuant to Credit Facilities in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $200.0 million and (b) $40.0 million plus the Borrowing Base;

(3)    other Indebtedness of Dan River and its Restricted Subsidiaries outstanding on April 15, 2003;

(4)    Interest Swap Agreements of Dan River or any Restricted Subsidiary of Dan River covering Indebtedness of Dan River or any of its Restricted Subsidiaries; provided, however, that the notional principal amount of such Interest Swap Agreement does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Agreement relates;

(5)    Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Dan River and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)    Indebtedness under Commodity Agreements;

(7)    Indebtedness of a Restricted Subsidiary of Dan River to Dan River or to a Restricted Subsidiary of Dan River for so long as such Indebtedness is held by Dan River or a Restricted Subsidiary of Dan River or the holder of a lien permitted under the indenture, in each case subject to no lien held by a person other than Dan River or a Restricted Subsidiary of Dan River or the holder of a lien permitted under the indenture; provided that if as of any date any person other than Dan River or a Restricted Subsidiary of Dan River or the holder of a lien permitted under the indenture owns or holds any such Indebtedness or holds a lien in respect of such Indebtedness, such date will be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the issuer of such Indebtedness;

(8)    Indebtedness of Dan River to a Restricted Subsidiary of Dan River for so long as such Indebtedness is held by a Restricted Subsidiary of Dan River or the holder of a lien permitted under the indenture, in each case subject to no lien other than a lien permitted under the indenture; provided that if as of any date any person other than a Restricted Subsidiary of Dan River or the holder of a lien permitted under the indenture owns or holds any such Indebtedness or any person holds a lien in respect of such Indebtedness, such date will be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (8) by Dan River;

(9)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of receipt by the borrower of notice of such overdraft;

(10)    Indebtedness of Dan River or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(11)    Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of Dan River and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $10.0 million at any one time outstanding;

(12)    Refinancing Indebtedness;

(13)    Indebtedness of Dan River or a Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the notes as described under “Legal Defeasance and Covenant Defeasance”;

(14)    Indebtedness represented by guarantees by Dan River or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the indenture;

(15)    Indebtedness of Dan River or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary of Dan River;

(16)    additional Indebtedness of Dan River and its Restricted Subsidiaries in an aggregate principal amount or liquidation preference (or accreted value, as applicable) not to exceed $15.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under any Credit Facility);

(17)    Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed $10.0 million; and

(18)    Indebtedness incurred pursuant to a Receivables Program; provided, however, that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (18) plus any Indebtedness incurred pursuant to clause (2) and outstanding on the date of such incurrence does not exceed the greater of (a) $200.0 million and (b) $40.0 million plus the Borrowing Base.

For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant: (1) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, Dan River will, in its sole discretion, be permitted to classify (or later reclassify) such item of Indebtedness in any manner that complies with this definition; (2) the outstanding principal amount of any particular Indebtedness will be counted only once and any obligations arising under any guarantee, lien, letter of credit or similar instrument supporting such Indebtedness will be disregarded; (3) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “Limitations on Incurrence of Additional Indebtedness” covenant; and (4) the maximum amount of Indebtedness that Dan River or a Restricted Subsidiary may incur pursuant to the “Limitations on Incurrence of Additional Indebtedness” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

“Permitted Investments” means:

(1)    Investments by Dan River or any Restricted Subsidiary in any person that is or will become immediately after such Investment a Restricted Subsidiary of Dan River or that will merge, consolidate or amalgamate into, or will transfer or convey substantially all of its assets to, or is liquidated into, Dan River or a Restricted Subsidiary of Dan River;

(2)    Investments in Dan River by any Restricted Subsidiary of Dan River; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to Dan River’s obligations under the notes and the indenture;

(3)    Investments in any of the notes;

(4)    Investments in cash and Cash Equivalents;

(5)    loans and advances to employees, directors and officers of Dan River and its Restricted Subsidiaries in the ordinary course of business;

(6)    Currency Agreements, Commodity Agreements and Interest Swap Agreements entered into in the ordinary course of Dan River’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the indenture;

(7)    additional Investments having an aggregate fair value (measured on the date each such Investment was originally made) not to exceed $10.0 million at any one time outstanding;

(8)    Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(9)    Investments made by Dan River or its Restricted Subsidiaries as a result of non-cash consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(10)    Investments represented by guarantees that are otherwise permitted under the indenture;

(11)    Investments the payment for which is Qualified Capital Stock of Dan River;

(12)    Investments in existence on the date of the indenture and an Investment in any person to the extent such Investment replaces or refinances an Investment in such person existing on the date of the indenture in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable to Dan River and its Restricted Subsidiaries than the Investment being renewed or replaced;

(13)    Investments in Permitted Joint Ventures in an amount not to exceed, together with the amount of all other Investments outstanding under this clause (13), $15.0 million; and

(14)    an Investment in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided, however, that the only assets transferred to such trust, limited liability company, special purpose entity or other similar entity consist of Receivables and Related Assets of such Receivables Subsidiary.

“Permitted Joint Ventures” means any Investment in any person or persons (i) in which Dan River and/or any Wholly Owned Restricted Subsidiary owns at least 30% of the outstanding capital stock thereof and (ii) which engages only in a Permitted Business.

“Permitted Liens” means the following types of liens:

(1)    liens securing Indebtedness under any Credit Facility; provided that the aggregate principal amount of such Indebtedness for purposes of this clause (1) does not exceed the amount of Indebtedness permitted to be incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(2)    liens existing as of April 15, 2003 to the extent and in the manner such liens are in effect on April 15, 2003;

(3)    liens securing the notes (including additional notes) and any Guarantees;

(4)    liens in favor of Dan River or a Restricted Subsidiary of Dan River on assets of any Restricted Subsidiary of Dan River;

(5)    liens securing Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that such liens: (i) are no less favorable to the holders of the notes in any material respect and are not more favorable to the lienholders in any material respect with respect to such liens than the liens in respect of the Indebtedness being refinanced; and (ii) do not extend to or cover any property or assets of Dan River or any of its Restricted Subsidiaries not securing (or available under the written arrangements under which the original lien arose to secure) the Indebtedness so refinanced provided that such lien may extend to assets or property affixed or appurtenant to, or proceeds from, the property or assets originally securing such liens;

(6)    liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Dan River or its Restricted Subsidiaries will have set aside on their books such reserves as may be required pursuant to GAAP;

(7)    statutory liens of landlords and liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as will be required by GAAP will have been made in respect thereof;

(8)    liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure contested taxes or the payment of rent;

(9)    judgment liens not giving rise to an Event of Default so long as such lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment will not have been finally terminated or the period within which such proceedings may be initiated will not have expired;

(10)    easements, rights-of-way, zoning restrictions and other similar charges or encumbrances, minor defects or irregularities in title in respect of real property not interfering in any material respect with the ordinary conduct of the business of Dan River or any of its Restricted Subsidiaries;

(11)    any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred under the indenture; provided that such liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(12)    liens securing Purchase Money Indebtedness; provided, however, that (a) such Purchase Money Indebtedness will not exceed the purchase price or other cost of such assets, property or equipment and will not be secured by any assets, property or equipment of Dan River or any Restricted Subsidiary of Dan River other than the assets, property and equipment so acquired and (b) the lien securing such Purchase Money Indebtedness will be created within 90 days of such acquisition;

(13)    liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)    liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15)    liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Dan River or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16)    liens securing obligations under Interest Swap Agreements which obligations relate to Indebtedness that is otherwise permitted under the indenture;

(17)    liens securing Indebtedness under Currency Agreements or Commodity Agreements;

(18)    liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a)    such liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Dan River or a Restricted Subsidiary of Dan River and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Dan River or a Restricted Subsidiary of Dan River; and

(b)    such liens do not extend to or cover any property or assets of Dan River or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Dan River or a Restricted Subsidiary of Dan River and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Dan River or a Restricted Subsidiary of Dan River;

(19)    liens on assets of a Restricted Subsidiary of Dan River that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted to be incurred under the indenture;

(20)    leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of Dan River and its Restricted Subsidiaries;

(21)    banker’s liens, rights of setoff and similar liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts, including dedicated cash collateral accounts to secure obligations under letters of credit;

(22)    liens arising from filing Uniform Commercial Code financing statements regarding leases;

(23)    liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(24)    liens securing Indebtedness permitted to be incurred pursuant to clauses (16) and (17) of the definition of “Permitted Indebtedness”;

(25)    liens incurred in the ordinary course of business of Dan River or any Restricted Subsidiary of Dan River with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(26)    liens securing industrial revenue or pollution control bonds that were permitted by the terms of the indenture to be incurred;

(27)    liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(28)    to the extent permitted under the Credit Facilities, any lien granted to a licensor under a license agreement relating to Dan River’s products;

(29)    liens on Receivables and Related Assets to reflect sales of receivables pursuant to a Receivables Program;

(30)    customary liens for the fees, costs and expenses of trustees and escrow agents pursuant to an indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement, and liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of Dan River or any Restricted Subsidiary on the property to be disposed of, to the extent such dispositions are permitted hereunder; and

(31)    liens created by the Security Documents.

“Purchase Money Indebtedness” means Indebtedness of Dan River and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price of any Asset Acquisition, or all or any part of the purchase price or the cost of installation, construction or improvement, of any other assets, property or equipment, in each case to be used in a Permitted Business.

“Qualified Capital Stock” means any capital stock that is not Disqualified Capital Stock.

“Quotation Agent” means the Reference Treasury Dealer appointed by the trustee after consultation with Dan River.

“Receivables and Related Assets” means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections and other related assets and proceeds of all the foregoing.

“Receivables Program” means, with respect to any person, any accounts receivable securitization program pursuant to which such person pledges, sells or otherwise transfers or encumbers its accounts receivable, including a trust, limited liability company, special purpose entity or other similar entity.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of Dan River or a Restricted Subsidiary of Dan River (or another person in which Dan River or any Restricted Subsidiary of Dan River makes an Investment and to which Dan River or any Restricted Subsidiary of Dan River transfers Receivables and Related Assets) which engages in no activities other than in connection with the financing of Receivables and Related Assets and which is designated by the board of directors of Dan River or a duly authorized committee thereof as a Receivables Subsidiary.

“Reference Treasury Dealer” means (1) Deutsche Bank Securities Inc. and its respective successors; provided, however, that if the foregoing will cease to be a primary U.S. Government securities dealer in New York City (any of them, a “Primary Treasury Dealer”), Dan River may substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the trustee after consultation with Dan River.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Refinancing Indebtedness” means any refinancing by Dan River or any Restricted Subsidiary of Dan River of Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10), (11), (13), (14), (15), (16), (17) or (18) of the definition of Permitted Indebtedness), in each case that does not:

(1)    result in an increase in the aggregate principal amount of Indebtedness of such person as of the date of such proposed refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Dan River in connection with such refinancing); or

(2)    create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being refinanced; provided that (x) if such Indebtedness being refinanced is Indebtedness of Dan River (and is not otherwise guaranteed by a Restricted Subsidiary of Dan River), then such Refinancing Indebtedness will be Indebtedness solely of Dan River and/or any Restricted Subsidiary that is or becomes a Guarantor and (y) if such Indebtedness being refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness will be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being refinanced.

“Replacement Assets” means (1) long-term assets that will be used or useful in a Permitted Business, (2) substantially all of the assets of another Permitted Business, (3) voting stock of any person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such acquisition or (4) equity interests in Permitted Joint Ventures.

For the purposes of clause (3)(a) of “—Certain Covenants—Limitation on Asset Sales”, Replacement Assets means only assets described above that (1) would constitute Collateral or (2) may not be subject to a lien solely due to legal restrictions.

“Restricted Subsidiary” of any person means any Subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Dan River or a Restricted Subsidiary of any property, whether owned by Dan River or any Restricted Subsidiary at April 15, 2003 or later acquired (except for temporary leases for a term of not more than three years and intercompany leases), which has been or is to be sold or transferred by Dan River or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such Property.

“Security Agreement” means the Security Agreement, dated as of April 15, 2003, by and among Dan River, the Restricted Subsidiaries party thereto from time to time and the trustee, securing the obligations of Dan River and the Restricted Subsidiaries under the notes and substantially in the form attached to the indenture, as amended from time to time as permitted by the indenture, which may be the same security agreement securing the obligations of Dan River and its Restricted Subsidiaries under the Credit Facilities.

“Security Documents” means the Security Agreement, the Intercreditor Agreement and any other security agreement, Mortgage, financing statement or other document applicable to the Collateral.

“Significant Subsidiary” means, with respect to any person, any Restricted Subsidiary of such person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act as in effect on April 15, 2003.

“Subordinated Indebtedness” means Indebtedness of Dan River or any Guarantor that is subordinated or junior in right of payment to the notes or any Guarantee of such Guarantor, as the case may be.

“Subsidiary”, with respect to any person, means:

(1)    any corporation of which the outstanding capital stock having at least a majority of the votes entitled (without regard to the occurrence of any contingency) to be cast in the election of directors under ordinary circumstances will at the time be owned, directly or indirectly, by such person; or

(2)    any other person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such person.

“Term Loan Indebtedness” means any term loans or available term loan commitments under any Credit Facility.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Unrestricted Subsidiary” of any person means:

(1)    any Subsidiary of such person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary by the board of directors (or similar governing body) of such person or a duly authorized committee thereof in the manner provided below; and

(2)    any Subsidiary of an Unrestricted Subsidiary.

The board of directors (or similar governing body) or a duly authorized committee thereof may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any lien on any property of, Dan River or any other Subsidiary of Dan River that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)    Dan River certifies to the trustee that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2)    each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Dan River or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the “Limitation on Restricted Payments” covenant, the portion of the fair market value of the net assets of such Subsidiary of Dan River at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of Dan River and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the board of directors of Dan River or a duly authorized committee thereof, will be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the “Limitation on Restricted Payments” covenant.

The board of directors or a duly authorized committee thereof may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)    immediately after giving effect to such designation, Dan River is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant calculated on a pro forma basis as if such designation occurred at the beginning of the Four Quarter Period; and

(2)    immediately after giving effect to such designation, no Default or Event of Default will have occurred and be continuing.

Any such designation by the board of directors or duly authorized committee thereof will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any person means any Wholly Owned Subsidiary of such person which at the time of determination is a Restricted Subsidiary of such person.

“Wholly Owned Subsidiary” of any person means any Subsidiary of such person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other persons pursuant to applicable law) are owned by such person or any Wholly Owned Subsidiary of such person.

REGISTRATION RIGHTS

As part of the sale of the old notes to the initial purchasers, we and the initial purchasers entered into a registration rights agreement dated April 15, 2003, which we refer to as the issue date, pursuant to which we agreed that we will, at our expense, for the benefit of the holders of the notes:

•	within 60 days after the issue date, which we refer to as the filing date, file a registration statement on an appropriate registration form with respect to a registered offer to exchange the old notes for new notes of Dan River, which new notes will have terms substantially identical in all material respects to the notes (except that the new notes will not contain terms with respect to additional interest (as described below) or transfer restrictions); and

•	use reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the issue date.

As soon as practicable after the exchange offer registration statement being declared effective, we will offer the new notes in exchange for tenders of the old notes. We will keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. For each of the old notes tendered to us pursuant to the exchange offer, the holder who tendered such old note will receive a new note having a principal amount equal to that of the tendered old note. Interest on each new note will accrue

(1)    from the later of:

•	the last interest payment date on which interest was paid on the old note tendered in exchange therefore; or

•	if the old note is tendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date; or

(2)    if no interest has been paid on such old note, from the original issue date of such old note.

Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will generally be freely transferable by holders thereof (other than affiliates of ours) after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its old notes for new notes will be required to represent:

(1)    that any new notes to be received by such holder will be acquired in the ordinary course of its business;

(2)    that such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the Securities Act;

(3)    that it is not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of our company;

(4)    if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes;

(5)    if such holder is a broker-dealer, which we refer to as a participating broker-dealer, that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such new notes;

(6)    if such holder is a participating broker-dealer, it has not entered into any arrangement or understanding with us or an affiliate of us to distribute the new notes; and

(7)    that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

A holder that fails to comply with its obligations to make the foregoing representations will not have the benefit of the provisions regarding additional interest set forth below.

If you are a broker-dealer that acquired the old notes directly from us in the initial offering and not as a result of market-making activities or you cannot otherwise make any of the representations set forth above, you will not be eligible to participate in the exchange offer, you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

We have agreed to make available, for a period of up to 90 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.

If,

(1)    because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect an exchange offer;

(2)    the exchange offer is not consummated within 180 days of the issue date;

(3)    in certain circumstances, certain holders of unregistered new notes so request; or

(4)    in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due to the status of such holder as an affiliate of our company within the meaning of the Securities Act or to such holder’s inability to make the representation set forth above), then in each case, we will, at our sole expense, use our reasonable best efforts to (a) as promptly as practicable, file a shelf registration statement covering resales of the old notes and (b) keep effective the shelf registration statement until the earlier of two years after the issue date or such time as all of the applicable old notes have been sold thereunder or may be distributed to the public under Rule 144(k) promulgated under the Securities Act without volume restrictions, if any. Under certain circumstances, we may suspend the availability of the shelf registration statement for certain periods of time.

We will, in the event that a shelf registration statement is filed, provide to each holder for whom such shelf registration statement was filed, copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the old notes has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder that sells old notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations). In addition, each such holder will be required, among other things, to deliver information to us to be used in connection with the shelf registration statement within the time periods set forth in the registration rights agreement in order to benefit from the provisions regarding additional interest set forth below.

Additional Interest

If we fail to meet the targets listed above, then additional interest shall become payable in respect of the old notes as follows:

(1)    if:

•	neither the exchange offer registration statement nor the shelf registration statement is filed with the SEC on or prior to 60 days after the issue date or

•	notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then, commencing on the day after either such required filing date, additional interest shall accrue on the principal amount of the old notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

(2)    if:

•	neither the exchange offer registration statement nor a shelf registration statement is declared effective by the SEC on or prior to 150 days after the issue date or

•	notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the 150th day following the date such shelf registration statement was filed, then, commencing on the day after either such required effective date, additional interest shall accrue on the principal amount of the old notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(3)    if:

•	we have not exchanged new notes for all old notes validly tendered in accordance with the terms of the exchange offer on or prior to the 180th day after the issue date or

•	if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the earlier of (A) the second anniversary of the issue date, or (B) such time as the applicable old notes may be distributed to the public under Rule 144(k) promulgated under the Securities Act without volume limitations, if any (other than after such time as all old notes have been disposed of thereunder), and is not replaced within 30 days by an additional shelf registration statement that is filed and declared effective, then additional interest shall accrue on the principal amount of the old notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 181st day after such issue date, in the case of the first clause above, or (y) the day after such shelf registration statement ceases to be effective, in the case of the second clause above, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided, however, that the additional interest rate on the old notes may not accrue under more than one of the foregoing clauses (1)-(3) at any one time and at no time shall the aggregate amount of additional interest accruing exceed in the aggregate 0.50% per annum. Additional interest on the old notes shall cease to accrue:

•	upon the filing of the exchange offer registration statement or a shelf registration statement (in the case of clause (1) above),

•	upon the effectiveness of the exchange offer registration statement or a shelf registration statement (in the case of clause (2) above), or

•	upon the exchange of new notes for all old notes tendered (in the case of the first clause of clause (3) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of the second clause of clause (3) above).

Without limiting the foregoing, additional interest with respect to a failure to file, cause to become effective or maintain the effectiveness of a shelf registration statement shall cease to accrue upon the consummation of the exchange offer in the case of a shelf registration statement required to be filed due to a failure to consummate the exchange offer within the required time period.

Any amounts of additional interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the old notes.

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

The new notes will initially be represented by permanent global notes in fully registered form without interest coupons, which we refer to as global notes, and will be deposited with the trustee as a custodian for The Depositary Trust Company, or DTC, and registered in the name of a nominee of such depositary.

We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC, who we refer to as participants, or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any) and interest (including additional interest) on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. DTC has advised us that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee under the indenture will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the global notes if:

•	requested by a holder of such interests; or

•	DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days.

MATERIAL UNITED STATES

FEDERAL TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax (and, in the case of non-U.S. holders, estate tax) consequences of the exchange of old notes for new notes pursuant to the exchange offer and the ownership of new notes as of the date hereof. Except where noted, it deals only with notes held as capital assets by initial purchasers that purchased the old notes at their issue price and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding notes as a part of a hedging, integrated, conversion, or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax or holders of notes whose “functional currency” is not the U.S. dollar.

As used herein, a “U.S. holder” of a note means a beneficial owner that is (i) a citizen or resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (x) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons as described in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”) or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “non-U.S. holder” is a beneficial owner that is not a U.S. holder.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal tax consequences different from those summarized below. This summary does not represent a detailed description of the federal tax consequences to you in light of your particular circumstances. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

Persons considering the exchange of old notes for new notes should consult their own tax advisors concerning the United States federal income tax consequences of the exchange and of owning new notes in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of Old Notes for New Notes

The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently,

•	no gain or loss will be recognized by a holder upon receipt of a new note,

•	the holding period of the new note will include the holding period of the old note, and

•	the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note immediately before the exchange.

U.S. Holders of New Notes

Payments of Interest

Except as set forth below, stated interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for tax purposes.

Original Issue Discount

Because the old notes were issued with original issue discount, new notes received in exchange for old notes will be treated as issued with original issue discount. The notes were issued with original issue discount in an amount equal to the difference between their stated redemption price at maturity (the sum of all payments to be made on the notes other than stated interest) and their “issue price.” The “issue price” of a note is the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler).

The amount of original issue discount includible in income by the initial U.S. holder of a note is the sum of the “daily portions” of original issue discount with respect to the note for each day during the taxable year or portion of the taxable year in which such U.S. holder held such note (“accrued original issue discount”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the original issue discount allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of original issue discount allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the stated interest allocable to the accrual period. Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating original issue discount for an initial short accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued original issue discount for each prior accrual period and reduced by any payments made on such note (other than stated interest) on or before the first day of the accrual period. Under these rules, a U.S. holder will have to include in income increasingly greater amounts of original issue discount in successive accrual periods. We are required to provide information returns stating the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt holders.

U.S. holders may elect to treat all interest on any note as original issue discount and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount and unstated interest. The election is to be made for the taxable year in which the U.S. holder acquired the note, and may not be revoked without the consent of the Internal Revenue Service. U.S. holders should consult with their own tax advisors about this election.

Sale, Exchange and Retirement of Notes

A U.S. holder’s tax basis in a note will, in general, be the U.S. holder’s cost therefor, increased by original issue discount and reduced by any cash payments on the note other than stated interest. Upon the sale, exchange, retirement or other disposition of a note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued stated interest not previously included in income, which will be taxable as such) and the adjusted tax basis of the note. Such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders of New Notes

This subsection summarizes certain U.S. federal income and estate tax consequences to non-U.S. holders. It does not describe the U.S. federal tax consequences to you if you are subject to special treatment under the U.S. federal tax laws (including if you are a U.S. expatriate, “controlled foreign corporation”, “passive foreign investment company”, “foreign personal holding company” or an investor in a pass-through entity).

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of stated interest (or original issue discount) on a note provided that your receipt of interest is not effectively connected with the conduct of a trade or business in the U.S. and:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest (including original issue discount) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. (as discussed below under “U.S. Federal Income Tax”).

The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

U.S. Federal Income Tax

If you are engaged in a trade or business in the U.S. and interest on the notes (including original issue discount) is effectively connected with the conduct of that trade or business (and, if a tax treaty applies, attributable to a permanent establishment in the U.S.), you will be subject to U.S. federal income tax on that interest and original issue discount on a net income basis (although exempt from the 30% withholding tax, provided certain certification and disclosure requirements discussed above in “U.S. Federal Withholding Tax” are complied with) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of such effectively connected interest and original issue discount.

Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the conduct of a trade or business in the U.S. by you and, if a tax treaty applies, attributable to a permanent establishment in the U.S. (in which case the branch tax described above may also apply), or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations and (2)

interest (including original issue discount) on that note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the U.S.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, interest (including original issue discount) paid on notes and to the proceeds of sale of a note made to U.S. holders other than certain exempt recipients (such as corporations). Backup withholding tax will apply to such payments if the U.S. holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

In general, no backup withholding will be required with respect to payments made by us or any paying agent to non-U.S. holders if a statement described in the last bullet point under “U.S. Federal Withholding Tax” above has been received (and the payor does not have actual knowledge that the beneficial owner is a U.S. person). However, the amount of interest paid to a non-U.S. holder, regardless of whether any withholding was required, must be reported annually to the Internal Revenue Service and the non-U.S. holder. In addition, copies of the information returns reporting the amount of such interest and any tax withheld may be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In addition, backup withholding and information reporting generally will not be required with respect to the payment of proceeds of the sale of a note within the U.S. or conducted through certain U.S. related financial intermediaries if the statement referred to above has been received (and the payor does not have actual knowledge that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is provided to the Internal Revenue Service.

PLAN OF DISTRIBUTION

We are not using any underwriters for this exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 90 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, during this 90 day or such longer period, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 90 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes and the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes will be passed upon for us by King & Spalding LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 28, 2002 and December 29, 2001, and for each of the years in the three-year period ended December 28, 2002, have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Dan River since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

Dan River Inc.

$157,000,000

Offer to Exchange

12¾% Senior Notes due 2009

that have been registered under the Securities Act of 1933

for

any and all outstanding

12¾% Senior Notes due 2009

that have not been registered under the Securities Act of 1933

            , 2003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Our amended and restated articles of incorporation, which we refer to as the Restated Charter, eliminate, to the fullest extent permitted by applicable law, the personal liability of directors to us or our shareholders for monetary damages for breaches of such directors’ duty of care or other duties as a director. This provision of the Restated Charter will limit the remedies available to a shareholder in the event of breaches of any director’s duties to such shareholder or us. Under current Georgia law, the Restated Charter does not provide for the elimination of or any limitation on the personal liability of a director for:

•	any appropriation, in violation of the director’s duties, of any of our business opportunities,

•	acts or omissions which involve intentional misconduct or a knowing violation of law,

•	unlawful corporate distributions, or

•	any transactions from which the director received an improper personal benefit.

Under our bylaws, we shall indemnify to the fullest extent permitted under the Georgia Business Corporation Code, which we refer to as the GBCC, any person made a party to a proceeding because he or she is or was a director or officer of our company, if he or she acted in a manner he or she believed in good faith to be in or not opposed to our best interests and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. We shall have the power to indemnify to the fullest extent permitted under the GBCC any person made a party to a proceeding because he or she is or was an employee or agent of ours, if he or she acted in a manner he or she believed in good faith to be in or not opposed to our best interests and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Under the GBCC, a Georgia corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director, against liability incurred in such proceeding, provided that such individual acted in good faith and reasonably believed

(1)    in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation,

(2)    in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation, and

(3)    in the case of a criminal proceeding, that such individual had no reasonable cause to believe that such conduct was unlawful.

A Georgia corporation may not indemnify a director under the GBCC:

•	in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding, provided it is determined that such director met the relevant standard of conduct set forth above, or

•	in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

Additionally, a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct or that the proceeding involves conduct for which such director’s liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. The

GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested.

Our directors and executive officers are insured against damages from actions and claims incurred in the course of performing duties, and we are insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

Item 21.     Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit Number		Description of Exhibit

2.1	—	Agreement and Plan of Merger, dated as of June 28, 1998, as amended August 14, 1998, by and between Dan River Inc. and The Bibb Company (incorporated by reference to Annex A to the Joint Proxy Statements/Prospectus forming a part of Registration Statement on Form S-4, Amendment No. 1 (File No. 333-58855))

2.2	—	Second Amendment to Agreement and Plan of Merger, dated as of September 3, 1998, among Dan River Inc., DR Acquisition Corp. and The Bibb Company (incorporated by reference to Annex A to the Supplement to Joint Proxy Statement/Prospectus forming a part of Registration Statement on Form S-4, Post-Effective Amendment No. 1 (File No. 333-58855))

3.1	—	Amended and Restated Articles of Incorporation of Dan River Inc. (incorporated by reference to Exhibit 3.1 in Amendment No. 1 to Dan River’s Registration Statement on Form S-1 (File No. 333-36479))

3.2	—	Bylaws of Dan River Inc. (incorporated by reference to Exhibit 3.2 in Amendment No. 1 to Dan River’s Registration Statement on Form S-1 (File No. 333-36479))

4.1	—	Indenture, dated as of April 15, 2003, between Dan River Inc. and HSBC Bank USA, as trustee (incorporated by reference to Exhibit 4.1 in Dan River’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2003).

4.2*	—	Form of new 12¾% senior note due 2009.

4.3*	—	Registration Rights Agreement, dated as of April 15, 2003, among Dan River Inc. and Deutsche Bank Securities Inc., Wachovia Securities, Inc. and Fleet Securities, Inc.

4.4*	—	Security Agreement, dated as of April 15, 2003, among Dan River Inc., the guarantors party thereto from time to time and HSBC Bank USA, as trustee.

4.5*	—	Deposit Agreement, dated as of April 15, 2003, among Dan River Inc., HSBC Bank USA, as trustee, and First American Title Insurance Company, as agent.

4.6*	—	Intercreditor Agreement, dated as of April 15, 2003, among Deutsche Bank Trust Company Americas, HSBC Bank USA and Dan River Inc.

5.1*	—	Opinion of King & Spalding LLP.

10.1	—	Credit Agreement dated as of April 15, 2003 among Dan River Inc., as Borrower, the Lenders signatory thereto from time to time, as Lenders, and Deutsche Bank Trust Company Americas, as Agent, Fleet Capital Corporation, as Syndication Agent, and Wachovia Bank, National Association, as Documentation Agent (incorporated by reference to Exhibit 10 in Dan River’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2003)

10.2	—	Registration Rights Agreement, dated as of September 3, 1991, among Dan River Inc. and the parties named therein (incorporated by reference to Exhibit 10.4 in Dan River’s Registration Statement on Form S-1 (File No. 33-70442) filed on October 15, 1993)

10.3	—	Amendment to Registration Rights Agreement dated as of October 27, 1997 (incorporated by reference to Exhibit 10.4.1 in Dan River’s Annual Report on Form 10-K for the fiscal year ended

January 3, 1998)

10.4	—	Voting Agreement among Joseph L. Lanier, Jr., Richard L. Williams and Barry F. Shea and certain members of their families (incorporated by reference to Exhibit 10.5 in Amendment No. 2 to Dan River’s Registration Statement on Form S-1 (File No. 333-36479)).

10.5	—	Amendment to Voting Agreement among Joseph L. Lanier, Jr., Richard L Williams and Barry F. Shea and certain members of their families (incorporated by reference to Exhibit 10.7 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000)

10.6	—	Employment Agreement, dated as of November 26, 2002, between Dan River Inc. and Joseph L. Lanier, Jr. (incorporated by reference to Exhibit 10.11 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002)

10.7	—	Employment Agreement, dated as of November 26, 2002, between Dan River Inc. and Richard L. Williams (incorporated by reference to Exhibit 10.12 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002)

10.8	—	Employment Agreement, dated as of November 26, 2002, between Dan River Inc. and Barry F. Shea (incorporated by reference to Exhibit 10.13 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002)

10.9	—	Employment Agreement, dated as of December 2, 2002 between Dan River Inc. and Gregory R. Boozer (incorporated by reference to Exhibit 10.14 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002)

10.10	—	Employment Agreement dated as of November 27, 2002 between Dan River Inc. and Harry L. Goodrich (incorporated by reference to Exhibit 10.15 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002)

10.11	—	Form of Dan River Inc. 1997 Stock Incentive Plan (incorporated by reference to Exhibit No. 10.16 in Dan River’s Registration Statement on Form S-1 (File No. 333-36479))

10.12	—	Amendment to Form of Dan River Inc. 1997 Stock Incentive Plan (incorporated by reference to Exhibit No. 10.16 in Dan River’s Registration Statement on Form S-1 (File No. 333-36479))

10.13	—	Form of Dan River Inc. 1997 Stock Plan for Outside Directors (incorporated by reference to Exhibit No. 10.19 in Dan River’s Registration Statement on Form S-1 (File No. 333-36479))

10.14	—	Amendment to Form of Dan River Inc. 1997 Stock Plan for Outside Directors (incorporated by reference to Exhibit No. 10.19 in Dan River’s Registration Statement on Form S-1 (File No. 333-36479))

10.15	—	Dan River Inc. Management Incentive Plan (incorporated by reference to Exhibit 10.18 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000)

10.16	—	Dan River Inc. 2000 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.19 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000)

10.17	—	Amendment to Dan River Inc. 2000 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.19 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000)

10.18	—	Dan River Inc. Non-qualified 401(k) and Deferred Compensation Plan for Highly Compensated Employees and Directors (incorporated by reference to Exhibit 10.20 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 30, 2000)

10.19	—	Dan River Inc. Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.21 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 30, 2000)

10.20	—	Dan River Inc. Restricted Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.22 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 30, 2000)

10.21	—	Dan River Inc. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.3 in Dan River’s Registration Statement on Form S-8 (File No. 333-106108))

10.22	—	Members Agreement dated as of January 5, 2000 between Dan River International Ltd. and Grupo Industrial Zaga, S.A. de C.V. (regarding Danza Textil, S. de. R.L. de C.V.) (incorporated by reference to Exhibit 10.18 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000)

10.23	—	Members Agreement dated as of January 5, 2000 between Dan River International Ltd. and Grupo Industrial Zaga, S.A. de C.V. (regarding Zadar S. de R.L. de C.V.) (incorporated by reference to Exhibit 10.19 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000)

11	—	Statement regarding Computation of Earnings per share (incorporated by reference to Note 9 to Dan River’s Consolidated Financial Statements in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and Note 9 to Dan River’s Unaudited Condensed Consolidated Financial Statements in Dan River’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2003)

12.1+	—	Computation of Ratio of Earnings to Fixed Charges.

21	—	List of Subsidiaries (incorporated by reference to Exhibit 21 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002)

23.1	—	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

23.2+	—	Consent of Ernst & Young LLP.

24.1	—	Power of Attorney (included in signature pages).

25.1*	—	Statement of Eligibility of Trustee on Form T-1.

99.1+	—	Form of Letter of Transmittal for old 12¾% senior notes due 2009.

99.2*	—	Form of Notice of Guaranteed Delivery for old 12¾% senior notes due 2009.

99.3+	—	Form of Instructions to Registered Holders and/or DTC Participant from Beneficial Owner.

99.4+	—	Form of Letter to Registered Holders.

*	Previously filed.
+	Filed herewith.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danville, State of Virginia, on the 29th day of August, 2003.

DAN RIVER INC.

By:	/s/ Barry F. Shea
Name: Title:	Barry F. Shea Executive Vice President – Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

* Donald J. Keller	Director	August 29, 2003

* Joseph L. Lanier, Jr.	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	August 29, 2003

* Edward J. Lill	Director	August 29, 2003

* John F. Maypole	Director	August 29, 2003

* Rainer H. Mimberg	Director	August 29, 2003

/s/ Barry F. Shea Barry F. Shea	Executive Vice President – Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2003

* Richard L. Williams	President, Chief Operating Officer and Director	August 29, 2003

*By:	/s/ Barry F. Shea
Barry F. Shea, as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number			Description of Exhibit
2.1		—	Agreement and Plan of Merger, dated as of June 28, 1998, as amended August 14, 1998, by and between Dan River Inc. and The Bibb Company (incorporated by reference to Annex A to the Joint Proxy Statements/Prospectus forming a part of Registration Statement on Form S-4, Amendment No. 1 (File No. 333-58855))

2.2		—	Second Amendment to Agreement and Plan of Merger, dated as of September 3, 1998, among Dan River Inc., DR Acquisition Corp. and The Bibb Company (incorporated by reference to Annex A to the Supplement to Joint Proxy Statement/Prospectus forming a part of Registration Statement on Form S-4, Post-Effective Amendment No. 1 (File No. 333-58855))

3.1		—	Amended and Restated Articles of Incorporation of Dan River Inc. (incorporated by reference to Exhibit 3.1 in Amendment No. 1 to Dan River’s Registration Statement on Form S-1 (File No. 333-36479))

3.2		—	Bylaws of Dan River Inc. (incorporated by reference to Exhibit 3.2 in Amendment No. 1 to Dan River’s Registration Statement on Form S-1 (File No. 333-36479))

4.1		—	Indenture, dated as of April 15, 2003, between Dan River Inc. and HSBC Bank USA, as trustee (incorporated by reference to Exhibit 4.1 in Dan River’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2003).

4.2	*	—	Form of new 12¾% senior note due 2009.

4.3	*	—	Registration Rights Agreement, dated as of April 15, 2003, among Dan River Inc. and Deutsche Bank Securities Inc., Wachovia Securities, Inc. and Fleet Securities, Inc.

4.4	*	—	Security Agreement, dated as of April 15, 2003, among Dan River Inc., the guarantors party thereto from time to time and HSBC Bank USA, as trustee.

4.5	*	—	Deposit Agreement, dated as of April 15, 2003, among Dan River Inc., HSBC Bank USA, as trustee, and First American Title Insurance Company, as agent.

4.6	*	—	Intercreditor Agreement, dated as of April 15, 2003, among Deutsche Bank Trust Company Americas, HSBC Bank USA and Dan River Inc.

5.1	*	—	Opinion of King & Spalding LLP.

10.1		—	Credit Agreement dated as of April 15, 2003 among Dan River Inc., as Borrower, the Lenders signatory thereto from time to time, as Lenders, and Deutsche Bank Trust Company Americas, as Agent, Fleet Capital Corporation, as Syndication Agent, and Wachovia Bank, National Association, as Documentation Agent (incorporated by reference to Exhibit 10 in Dan River’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2003)

10.2		—	Registration Rights Agreement, dated as of September 3, 1991, among Dan River Inc. and the parties named therein (incorporated by reference to Exhibit 10.4 in Dan River’s Registration Statement on Form S-1 (File No. 33-70442) filed on October 15, 1993)

10.3		—	Amendment to Registration Rights Agreement dated as of October 27, 1997 (incorporated by reference to Exhibit 10.4.1 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 3, 1998)

10.4	—	Voting Agreement among Joseph L. Lanier, Jr., Richard L. Williams and Barry F. Shea and certain members of their families (incorporated by reference to Exhibit 10.5 in Amendment No. 2 to Dan River’s Registration Statement on Form S-1 (File No. 333-36479)).

10.5	—	Amendment to Voting Agreement among Joseph L. Lanier, Jr., Richard L Williams and Barry F. Shea and certain members of their families (incorporated by reference to Exhibit 10.7 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000)

10.6	—	Employment Agreement, dated as of November 26, 2002, between Dan River Inc. and Joseph L. Lanier, Jr. (incorporated by reference to Exhibit 10.11 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002)

10.7	—	Employment Agreement, dated as of November 26, 2002, between Dan River Inc. and Richard L. Williams (incorporated by reference to Exhibit 10.12 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002)

10.8	—	Employment Agreement, dated as of November 26, 2002, between Dan River Inc. and Barry F. Shea (incorporated by reference to Exhibit 10.13 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002)

10.9	—	Employment Agreement, dated as of December 2, 2002 between Dan River Inc. and Gregory R. Boozer (incorporated by reference to Exhibit 10.14 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002)

10.10	—	Employment Agreement dated as of November 27, 2002 between Dan River Inc. and Harry L. Goodrich (incorporated by reference to Exhibit 10.15 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002)

10.11	—	Form of Dan River Inc. 1997 Stock Incentive Plan (incorporated by reference to Exhibit No. 10.16 in Dan River’s Registration Statement on Form S-1 (File No. 333-36479))

10.12	—	Amendment to Form of Dan River Inc. 1997 Stock Incentive Plan (incorporated by reference to Exhibit No. 10.16 in Dan River’s Registration Statement on Form S-1 (File No. 333-36479))

10.13	—	Form of Dan River Inc. 1997 Stock Plan for Outside Directors (incorporated by reference to Exhibit No. 10.19 in Dan River’s Registration Statement on Form S-1 (File No. 333-36479))

10.14	—	Amendment to Form of Dan River Inc. 1997 Stock Plan for Outside Directors (incorporated by reference to Exhibit No. 10.19 in Dan River’s Registration Statement on Form S-1 (File No. 333-36479))

10.15	—	Dan River Inc. Management Incentive Plan (incorporated by reference to Exhibit 10.18 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000)

10.16	—	Dan River Inc. 2000 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.19 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000)

10.17	—	Amendment to Dan River Inc. 2000 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.19 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000)

10.18	—	Dan River Inc. Non-qualified 401(k) and Deferred Compensation Plan for Highly Compensated Employees and Directors (incorporated by reference to Exhibit 10.20 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 30, 2000)

10.19		—	Dan River Inc. Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.21 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 30, 2000)

10.20		—	Dan River Inc. Restricted Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.22 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 30, 2000)

10.21		—	Dan River Inc. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.3 in Dan River’s Registration Statement on Form S-8 (File No. 333-106108))

10.22		—	Members Agreement dated as of January 5, 2000 between Dan River International Ltd. and Grupo Industrial Zaga, S.A. de C.V. (regarding Danza Textil, S. de. R.L. de C.V.) (incorporated by reference to Exhibit 10.18 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000)

10.23		—	Members Agreement dated as of January 5, 2000 between Dan River International Ltd. and Grupo Industrial Zaga, S.A. de C.V. (regarding Zadar S. de R.L. de C.V.) (incorporated by reference to Exhibit 10.19 in Dan River’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000)

11		—	Statement regarding Computation of Earnings per share (incorporated by reference to Note 9 to Dan River’s Consolidated Financial Statements in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and Note 9 to Dan River’s Unaudited Condensed Consolidated Financial Statements in Dan River’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2003)

12.1	+	—	Computation of Ratio of Earnings to Fixed Charges.

21		—	List of Subsidiaries (incorporated by reference to Exhibit 21 in Dan River’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002)

23.1		—	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

23.2	+	—	Consent of Ernst & Young LLP.

24.1		—	Power of Attorney (included in signature pages).

25.1	*	—	Statement of Eligibility of Trustee on Form T-1.

99.1	+	—	Form of Letter of Transmittal for old 12¾% senior notes due 2009.

99.2	*	—	Form of Notice of Guaranteed Delivery for old 12¾% senior notes due 2009.

99.3	+	—	Form of Instructions to Registered Holders and/or DTC Participant from Beneficial Owner.

99.4	+	—	Form of Letter to Registered Holders.

*	Previously filed.
+	Filed herewith.